AGREEMENT FOR PURCHASE AND SALE OF
REAL PROPERTY AND ESCROW INSTRUCTIONS
THIS AGREEMENT OF PURCHASE AND SALE OF REAL PROPERTY AND ESCROW INSTRUCTIONS (“Agreement”) is made and entered into as of October 15, 2014 (the “Effective Date”), by and between IRA MT. CARMEL, LLC, a Delaware limited liability company (“IRA Mt. Carmel”), IRA MOUNT DORA, LLC, a Delaware limited liability company (“IRA Mt. Dora”), and IRA HOLDINGS II, LLC, a Delaware limited liability company (“IRA Holdings”) (IRA Mt. Carmel, IRA Mt. Dora, and IRA Holdings are hereinafter sometimes collectively referred to as “Sellers” and individually as a “Seller”), and GAHC3 MOUNT OLYMPIA MOB PORTFOLIO, LLC, a Delaware limited liability company (“Buyer”), with reference to the following facts:
RECITALS
A.    Seller owns the “Project” (as that term is defined herein).
B.    Buyer desires to purchase and acquire the Project, on the terms and conditions set forth herein.
C.    Seller, by this Agreement, agrees with Buyer to sell, transfer, assign and convey all of Seller’s interests in the Project and assign the leases thereon to Buyer, in accordance with the terms, provisions and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual promises, covenants, representations, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby agrees to sell to Buyer, and Buyer hereby agrees to purchase from Seller, the Project, on the following terms and conditions:
ARTICLE I.
DEFINED TERMS
1.1    Definitions. For the purposes of this Agreement defined terms, as indicated by initial capital letters, shall have the meanings set forth in this Agreement. The following terms shall have the meanings indicated in this Article 1:
1.1.1    Assignment and Assumption of Land Lease. “Assignment and Assumption of Land Lease” shall mean an assignment of IRA Mt. Carmel’s interest (as lessee) in the Ground Lease, together with an assumption by Buyer in favor of IRA Mt. Carmel, in the form of Exhibit “A” attached hereto.
1.1.2    Assignment and Assumption of Leases. “Assignment and Assumption of Leases” shall mean an assignment of Seller’s interest (as lessor) in the “Leases” (as defined below) for each Property in favor of Buyer, together with an assumption of said “Leases” executed by Buyer in favor of Seller, in the form of Exhibit “B” attached hereto.

1.1.3    Assignment of Intangible Property. “Assignment of Intangible Property” shall mean an assignment of the Intangible Property for each Property executed by Seller in favor of Buyer, together with an assumption thereof by Buyer, substantially in the form of Exhibit “C” attached hereto.
1.1.4    Assignment of Service Contracts. “Assignment of Service Contracts” shall mean an assignment of the Service Contracts (and certain other agreements, documents, and rights), if any, for each Property executed by Seller in favor of Buyer, together with an assumption of the Service Contracts, executed by Buyer in favor of Seller, in the form of Exhibit “D” attached hereto.
1.1.5    Bill of Sale. “Bill of Sale” shall mean a bill of sale conveying the Personal Property for each Property executed by Seller in favor of Buyer, together with an acknowledgment thereof by Buyer, in the form of Exhibit “E” attached hereto.
1.1.6    Building Documents. “Building Documents” shall have the meaning set forth in Section 3.1.
1.1.7    Closing. “Closing” shall mean the delivery of the Deed and the other documents required to be delivered hereunder and the payment by Buyer to Seller of the Purchase Price for the Project.
1.1.8    Closing Date. “Closing Date” shall mean the date on which the Closing occurs.
1.1.9    Closing Office. “Closing Office” shall mean the offices of “Escrow” (as defined below), or such other place as Buyer and Seller shall designate.
1.1.10    Columbus Property. “Columbus Property” shall have the meaning set forth on Exhibit “I” attached hereto.
1.1.11    Contract Period. “Contract Period” shall mean the period commencing upon the Effective Date and ending upon the first to occur of the Closing or the termination of this Agreement.
1.1.12    Deed. “Deed” shall mean a deed for each Property in substantially such form as prescribed for the particular Property as set forth on Exhibit “J” attached hereto, conveying the particular Property to Buyer.
1.1.13    Effective Date. “Effective Date” shall mean the date referenced and defined above.
1.1.14    End of the Inspection Period. “End of the Inspection Period” shall mean 5:00 p.m. Pacific Time on the date that is thirty (30) days from the Effective Date.
1.1.15    Exception Documents. “Exception Documents” shall have the meaning set forth in Subsection 1.1.34.

1.1.16    Ground Lease. “Ground Lease” shall mean that certain Land Lease dated April 12, 2005 by and between Mount Carmel Health System, an Ohio nonprofit corporation (“Ground Lessor”) and IRA Mt. Carmel, as ground lessee (as assigned to date to IRA Mt. Carmel), as amended by that certain Land Lease Modification Agreement dated August 28, 2013.
1.1.17    Improvements. “Improvements” shall mean all of each Seller’s interest in all buildings, parking lots, signs, walks and walkways, fixtures and equipment (including, without limitation, all plumbing, electrical, heating, air conditioning and ventilating lines and systems, elevators, and boilers) and all of each Seller’s interest in all other improvements located at or on or affixed to the Land to the full extent that such items constitute realty under the laws of each state in which each Property is located.
1.1.18    Intangible Property. “Intangible Property,” if any, shall mean all of each Seller’s interest in the intangible property, contract rights, licenses, permits, certificates of occupancy, rights to use trademarks, trade names, any websites, logos, designs, graphics or artwork, and all similar items owned by Seller and/or used or designed for use in connection with the Project, including, without limitation, plans, specifications, maps, drawings, and other similar documents and/or items relating to the Project.
1.1.19    Land. “Land” shall collectively mean all that certain land more particularly described in Exhibit “F”. The Land shall include all of each Seller’s interest in any and all oil, gas, water and mineral rights and shares of stock pertaining to water or water rights, whether or not appurtenant thereto, ownership of which affects the Land, and all easements, rights of way, and other rights appurtenant thereto.
1.1.20    Lease. “Lease” and/or “Leases” shall mean any arrangement, written or oral, pursuant to which all or any portion of the Project is occupied, used or possessed by any person or entity, but not limited to, those certain leases referenced in the Rent Roll attached hereto on Exhibit “G”.
1.1.21    Mount Dora Property. “Mount Dora Property” shall have the meaning set forth on Exhibit “I” attached hereto.
1.1.22    Notices to Tenant. “Notice to Tenant” shall mean notices to each Tenant substantially in the form of Exhibit “H” attached hereto (or as otherwise approved by Buyer and Lender), completed and executed by Seller as of the Closing Date.
1.1.23    Olympia Fields Property. “Olympia Fields Property” shall have the meaning set forth on Exhibit “I” attached hereto.
1.1.24    Permitted Title Exceptions. “Permitted Title Exceptions” shall have the meaning set forth in Subsection 4.1.1.
1.1.25    Personal Property. “Personal Property” shall mean all of each Seller’s interest in all tools, equipment, supplies, inventory, air conditioners, fixtures and equipment not deemed to be or constituting realty, furniture, furnishings and all other items of personal property owned by Seller and that are used at, on or in connection with the Project, including the furniture, furnishings and all other items of personal property found on, in or at the Project and/or used by the manager of the Project, but excluding any personal property owned by Tenants.
1.1.26    Project. “Project” shall mean the Property, Land, the Improvements, the Intangible Property, Leases, and the Personal Property, collectively. The Project shall include any and all rights appurtenant thereto.
1.1.27    “Property” shall mean each individual property described in Exhibit “I”. The term “Properties” as used herein shall mean one or more of each individual property referenced in Exhibit “I”.
1.1.28    Purchase Price. “Purchase Price” shall mean the aggregate consideration, specified in Section 2.1 below, to be paid by Buyer to Seller for the Project.
1.1.29    Rent Roll. “Rent Roll” shall mean the rent roll which Seller customarily maintains, attached hereto as Exhibit “G”.
1.1.30    Service Contracts. “Service Contracts” shall mean any and all written or oral service, maintenance, construction, parking, brokerage, leasing commission, advertising, employment, or other contracts, arrangements or agreements affecting the Project, and any agreements (including, without limitation, open purchase orders) pursuant to which goods, services, supplies or any other items whatsoever are furnished and/or to be furnished in connection with the Project, or the repair, maintenance or operation thereof.
1.1.31    Survey. “Survey” shall mean an American Land Title Association (“ALTA”) Survey of each Property and a plat of the results of such instrument of survey, commissioned and paid for by Buyer, made by a surveyor or civil engineer duly licensed in the jurisdiction in which each Property is located, dated not earlier than the date of this Agreement (or such other date as Buyer may approve in writing) and certified to Buyer.
1.1.32    Tenant. “Tenant” shall mean, each individual tenant referenced on the Rent Roll. “Tenants” shall mean, collectively, all of the tenants reference on the Rent Roll.
1.1.33    Tenant Estoppel. “Tenant Estoppel” shall mean a certification duly executed by Tenant on the form such Tenant is required to execute under the Lease and if no such form is required under the applicable Lease, then such form as required by Tenant.
1.1.34    Title Commitment. “Title Commitment” shall mean a binder, preliminary title report or commitment issued by the Title Insurer to Buyer providing for the issuance, at the Closing, to Buyer of the Title Policy. The Title Commitment shall disclose all matters of record affecting the Land and Improvements and every other document referred to in the Title Commitment creating exceptions to title or encumbrances against the Project (collectively, “Exception Documents”).
1.1.35    Title Insurer. “Title Insurer” shall mean First American Title Insurance Company, whose address is 777 South Figueroa Street, Suite 400, Los Angeles, California 90017 (Attention: Brian Serikaku, Email: bserikaku@firstam.com).

1.1.36    Title Objection Deadline. “Title Objection Deadline” shall have the meaning set forth in Section 4.1.1 below.
1.1.37    Title Policy. “Title Policy” shall mean the Title Insurers standard Owner’s Policy of Title Insurance in the amount of the Purchase Price showing title to the Property vested in Buyer, subject only to the Permitted Title Exceptions.
ARTICLE II.
PURCHASE PRICE
2.1    Purchase Price. The Purchase Price for the Project shall mean and be Sixteen Million Four Hundred Thousand and No/100 Dollars ($16,400,000.00).
2.2    Payment of Purchase Price. The Purchase Price shall be payable by same day federal funds wire transfer on the Closing Date, plus or minus all adjustments or credits as set forth herein.
2.3    Earnest Money Deposit. Concurrent with the execution of this Agreement, Buyer and Seller shall promptly cause an escrow (the “Escrow”) to be opened with First American Title Insurance Company located at 777 South Figueroa Street, Suite 400, Los Angeles, California 90017, attention: Brian Serikaku, telephone: (213) 271-1774, facsimile: (877) 398-1603, e‑mail: bserikaku@firstam.com (“Escrow Holder”). Within three (3) business days of the Effective Date, Buyer shall deposit with Escrow Five Hundred Thousand and No/100 Dollars ($500,000.00) (the “Earnest Money Deposit”). In the event Buyer fails to timely make the Earnest Money Deposit as set forth herein, Seller may elect to terminate this Agreement, at which point the respective obligations of the parties hereunder shall terminate (except those provisions that expressly survive any termination) and Buyer shall be responsible for any Escrow and Title Company charges incurred. The Earnest Money Deposit shall be made by either delivering cash or certified funds to Escrow Holder. Interest accruing on the Earnest Money Deposit, if any, shall be held for the benefit of Buyer. If the Closing occurs, the Earnest Money Deposit shall be applied to the payment of the Purchase Price. The Escrow shall be opened and maintained solely for the purpose of holding and disbursing monetary deposits and documents evidencing monetary amounts as directed by Buyer and Seller, and Escrow Holder is hereby directed to disburse funds held by it in accordance with the terms and provisions of this Agreement, or as otherwise directed in a writing signed by both Buyer and Seller. If Buyer has made the Earnest Money Deposit and this Agreement is terminated prior to the End of the Inspection Period, Escrow Holder is hereby instructed to promptly return the Earnest Money Deposit, together with any interest earned thereon, to Buyer. Except in the event of a Seller default or as expressly set forth in Section 4.1 (to the extent that, as of the date this Agreement is terminated, the deadline to complete a particular Buyer’s Condition has passed and is unsatisfied), if this Agreement is terminated after the End of the Inspection Period, Escrow Holder is hereby instructed to promptly deliver the Earnest Money Deposit, together with any interest earned thereon, to Seller. These instructions shall be irrevocable and shall supersede any conflicting provision in Escrow Holder’s general conditions or in any escrow instructions executed upon Escrow Holder’s request.

This Agreement shall constitute escrow instructions to Escrow Holder with respect to the Earnest Money Deposit, but Escrow Holder shall be concerned only with the receipt and deposit of the funds and the disbursement of the funds as provided in this Agreement, or as otherwise directed in writing by both Buyer and Seller, but shall not be otherwise concerned with the terms and provisions of this Agreement. The parties hereby agree and acknowledge that Escrow Holder’s general provisions are hereby incorporated herewith, provided however, to the extent there is any conflict between the terms herein and that of the Escrow Holder’s general provisions, the terms of this Agreement shall govern.
Notwithstanding anything to the contrary herein, in the event this Agreement is terminated in accordance with the terms hereof for any reason other than for a default by Seller or Buyer under the terms hereof, $100.00 of the Earnest Money Deposit shall be disbursed to Seller as consideration for the execution of this Agreement (the “Independent Consideration”) and the balance of the Earnest Money Deposit, including interest earned thereon, shall be returned to Buyer. In the event this Agreement is determined to be unenforceable or void as a mutually binding contract by reason of the existence of any condition, the indefiniteness of any provision, the lack of mutuality, or any approval, election or discretion of Buyer with respect to any contingency or other matter, then the Independent Consideration shall be considered adequate consideration for, and this Agreement shall be construed as, an option to purchase enforceable in accordance with the terms set forth herein.
ARTICLE III.
INSPECTION OF PROJECT BY BUYER
3.1    Building Inspection and Documents. Within three (3) business days after the Effective Date, Seller shall deliver or otherwise make available to Buyer online to Buyer the documents referenced on Schedule 3.1 attached hereto (collectively “Building Documents”), for Buyer to inspect to the extent that such documents are in the possession of Seller and to the extent that such Building Documents exist. Seller shall deliver (or make available) the Building Documents to Buyer: attention: Phil Han, Telephone: (949) 270-9224, facsimile: (949) 474-0442, e-mail: phan@ahinvestors.com.
In no event will the Building Documents include Excluded Materials (as defined below). Buyer acknowledges and agrees that the Building Documents and the information therein are provided to Buyer for informational purposes only and do not constitute representations or warranties of Seller or its agents, employees or representatives of any kind as to the truth, accuracy or completeness of the Building Documents or the source(s) thereof. Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Building Documents, and is providing the Building Documents solely as an accommodation to Buyer. For purposes of this Agreement, the term “Excluded Materials” shall mean any appraisals, internal reports, valuations, other offers or agreements relating to the acquisition or sale of the Project, internal economic evaluations of the Project prepared by Seller or its affiliates, reports regarding the Project prepared by Seller or any affiliate of Seller for the internal use or for the information of the investors in Seller, and any other proprietary information not relating to the physical condition of the Project. Buyer acknowledges that it has no right to review any of the Excluded Materials.

3.2    Return of Building Documents. If this Agreement is terminated, then promptly following such termination, Buyer shall return to Seller the Building Documents that Buyer has received from or through Seller. The return of the Earnest Money Deposit to Buyer, if required hereunder, is hereby conditioned upon Buyer’s compliance with this Section 3.2.
3.3    Assignment of Service Contracts. Buyer shall have the option with respect to each Service Contract to either (i) direct Seller to assign Seller’s rights and obligations thereunder to Buyer (to the extent such Service Contract is assignable at no cost to Seller) or (ii) direct Seller to terminate such Service Contract as of the Closing Date; provided, however, that Buyer’s rights to request termination or assignment shall be further subject to the rights, if any, of other parties to any Service Contract to refuse to allow Seller to assign said Service Contract to Buyer or otherwise restrict termination prior to the Closing. Any Service Contracts which are not assigned by Seller as herein provided shall be terminated as of the Closing Date by Seller, to the extent such Service Contract(s) is (are) terminable prior to Closing (in which case Seller shall assign and Buyer shall take the Project subject to such Service Contract, as referenced herein). Buyer shall make its election under this Section 3.3 no later than ten (10) days prior to the End of the Inspection Period.
3.4    License to Enter. From and after the Effective Date through the Closing Date and subject to Seller’s rights as lessor under the Lease, Seller hereby agrees that Buyer and/or Buyer’s agents, representatives, contractors and subcontractors may enter upon the Project prior to the Closing in order to conduct reasonable due diligence, including, without limitation, site assessment, property condition report(s), appraisals, Tenant interviews (as set forth below), interviews of government officials, engineering studies, soil tests, underwriting analyses, environmental studies (including a Phase 1 Environmental Assessment, but excluding any physical or invasive testing except as set forth below) (at Buyer’s sole cost and expense) provided Seller receives written notice from Buyer at least one (1) business days’ prior to such entrance and such notice is sufficient for Seller to provide notice to the Tenant under the applicable Lease. In any event, Seller and its representatives, agents, and/or contractors shall have the right to be present during any such testing, investigation, or inspection. Buyer hereby agrees not to materially interfere with any Tenant’s business operations at the Property. Prior to the Closing and in the event the Closing fails to occur, all information provided by Seller to Buyer or obtained by Buyer based on reports prepared by third party consultants relating to the Project in the course of Buyer's review, including, without limitation, any environmental assessment or audit, but not including any internal memoranda or analysis with respect to Buyer's decision to purchase the Project or attorney client communications (collectively, the "Reports") shall be treated as confidential information by Buyer and Buyer shall instruct all of its employees, agents, representatives, contractors, consultants, lenders and partners as to the confidentiality of all such information. Buyer shall conduct its inspections in a manner and at times which do not unreasonably disturb the businesses and operations on the Project or any neighboring properties. In the event Buyer desires to conduct interviews with any of the Tenants, Buyer shall coordinate with Seller to arrange such Tenant interviews for which Seller shall use commercially reasonable efforts to coordinate the same. Seller may elect to be present during any such contact, interview or other communication between Buyer and any Tenant. Buyer shall not be permitted to conduct physical or invasive testing (including, without limitation, any environmental testing other than a Phase 1 study) without Seller’s prior written consent, such consent may be given or denied in Seller’s sole and absolute discretion. Seller’s prior written consent for physical or invasive inspections or testing may be conditioned upon receipt of a detailed description of the proposed physical or invasive inspection or testing, a list of contractors who will be performing the physical or invasive inspection or testing, evidence of insurance satisfactory to the Seller, and such other information as Seller reasonably requires in connection with such inspection or testing. Without limiting the generality of the foregoing, in the event Buyer or Buyer’s consultants receive Seller’s prior written consent to bore or dig on the Project, the dirt which is removed or displaced shall be replaced from where it is taken and recompacted within ten (10) days after such boring or digging. Buyer shall be responsible for any liability, costs, claims, damage or injury caused by such entry and shall keep the Project free of any and all liens arising therefrom. Buyer shall indemnify and hold Seller (and its partners, shareholders, officers, directors, agents, employees, property manager, controlling persons and affiliates) harmless against such liability, costs, claims, demands, damage or injury. Buyer shall maintain commercial general liability insurance policies and any other appropriate policies to cover Buyer’s activities on the Project pursuant to this Section in such amounts as are reasonably required by Seller. Seller shall be named as an additional insured on such policies. Buyer shall deliver to Seller such evidence of compliance with such insurance requirements as requested by Seller prior to entering the Project. Neither Buyer nor any of its officers, directors, partners, employees, affiliates, agents or representatives (collectively, “Personnel”) shall provide to Seller or to any federal, state or local regulatory agency or other governmental entity or any other person or entity any results of any environmental inspections, tests or studies performed by Buyer pursuant to this Section, including but not limited to, any sampling, unless either (x) specifically and expressly requested by Seller or (y) Buyer’s counsel advises Buyer that Buyer is required by law to make such disclosure. Buyer agrees to advise (and obtain agreement from) its contractors, representatives, agents, subcontractors, consultants, and lenders of the foregoing limitation on providing environmental inspections, tests or studies as set forth above. The provisions of this Section shall survive the Closing and/or the termination of this Agreement, as applicable.
ARTICLE IV.
CONDITIONS TO CLOSING
4.1    Buyer’s Conditions to Closing. Buyer’s obligation to acquire and Seller’s obligation to sell the Project, and the Closing, shall, in addition to any other conditions set forth herein, be conditional and contingent upon the satisfaction, or waiver by Buyer of the following conditions:
4.1.1    Condition of Title. Within two (2) business days after the Effective Date, Buyer shall, order a Title Commitment, issued by Title Insurer, together with legible copies of the Exception Documents. If, on or before 2:00 p.m. Pacific time on the twenty-fifth (25th) day following the Effective Date (the “Title Objection Deadline”), Buyer disapproves by written notice to Seller any items described in the Title Commitment, Exception Documents, or the survey (“Buyer’s Disapproval Notice”), Seller shall then have three (3) days following receipt of Buyer’s Disapproval Notice, in Seller’s discretion, to elect by written notice to Buyer whether to eliminate or cure such matters as referenced in Buyer’s Disapproval Notice. Seller’s lack of response shall be deemed Seller’s election not to cure any matters disapproved by Buyer. In the event Buyer fails to timely provide a Buyer’s Disapproval Notice, Buyer shall be deemed to have approved all title and survey matters. Seller’s agreement to attempt to remove such disapproved items shall not be deemed an agreement by Seller to remove such disapproved items nor shall Seller’s failure to remove such disapproved items, for any reason whatsoever, be considered or deemed a default by Seller under, or a breach by Seller of, the terms of this Agreement. Buyer shall have until the End of the Inspection Period to either (X) terminate this Agreement (in which case the Escrow and the rights and obligations of the parties hereunder shall terminate and, if Buyer is not in default hereunder, the Earnest Money Deposit, plus all accrued and unpaid interest thereon, but less the Independent Consideration, shall be returned to Buyer) or (Y) agree to accept title to the Project subject to the disapproved matters that Seller cannot, or will not, remove. In the absence of notice from Buyer pursuant to (Y) above, Buyer shall be deemed to make an election under (Y) above. The exceptions to title that Buyer approves under this Section 4.1.1 shall be referred to as “Permitted Title Exceptions.” “Permitted Title Exceptions” shall mean and include: (1) a lien to secure payment of real estate taxes that are not delinquent and a lien for any assessments that are not delinquent; (2) matters affecting the Project created by or with the written consent of Buyer; (3) to the extent Buyer does not elect to obtain an updated survey, all matters that would have been revealed in an accurate survey; and (4) exceptions that are disclosed by the Title Commitment and that are approved or deemed approved by Buyer as set forth herein. Following Buyer’s approval (or deemed approval, as the case may be) of the condition of title, Buyer waives any and all rights to terminate this Agreement due to the waived condition of title and/or the Survey and waives any claims against Seller arising thereunder. Notwithstanding anything herein to the contrary, Seller shall be obligated to cure and remove (or procure title insurance over on terms acceptable to Buyer in its sole discretion) all of the following (“Mandatory Cure Items”), if any: (i) the liens of any mortgage, trust deed or deed of trust evidencing a Seller’s indebtedness affecting the Project; (ii) tax liens for delinquent ad valorem real estate taxes; and (iii) mechanics liens pursuant to a written agreement between the claimant (the “Contract Claimant”) and Seller or its employees, officers or managing agents (the “Seller Parties”). If, on or prior to Closing, Seller despite good faith efforts fails to cure and remove (or procure title insurance over on terms acceptable to Buyer in its sole discretion) such matters as referenced in Buyer’s Disapproval Notice that Seller agreed to cure or any Mandatory Cure Items then Buyer shall be entitled to (as its sole and exclusive remedy), at its option and by delivery of written notice to Seller on or prior to Closing, to either (A) terminate this Agreement, in which event the Earnest Money Deposit (including all interest earned thereon) shall be returned to Buyer, and this Agreement, without further action of the parties, shall become null and void and neither party shall have any further liabilities or obligations under this Agreement except for those liabilities and obligations which expressly survive a termination of this Agreement, or (B) proceed to close with title to the Project as it then is.
In the event the Title Commitment is amended after the Title Objection Deadline to include a new exception that was not previously known to Buyer, consented to by Buyer, or not set forth in the prior Title Commitment or Exception Documents (or otherwise disclosed by a survey of the Project and/or any inspections prepared or conducted by or on behalf of Buyer, and/or in any manner relating to items caused by Buyer or its agents, partners, affiliates, successors, assigns, employees, consultants, contractors or subcontractors) and such new exception adversely affects Buyer’s intended use of the Project or has/have an adverse financial impact on Buyer’s expected operation of the Project, Buyer shall have until the later of (i) the End of Inspection, or (ii) the date that is five (5) business days after Buyer’s receipt of the amended Title Commitment and copies of the documents identified in the new exceptions or new requirements, within which to either (x) cancel this Agreement and receive a refund of the

Earnest Money Deposit or (y) to provisionally accept the title subject to Seller’s agreement to cause the removal of or otherwise cure the disapproved matters (such notice under (y) being the “Amended Notice of Title Objections”). Seller shall notify Buyer in writing within three (3) days after receiving Buyer’s Amended Notice of Title Objections, if Seller intends to remove (or cause the Title Insurer to endorse over, to Buyer’s satisfaction) or otherwise cure any such disapproved matters. Seller’s lack of response shall be deemed as Seller’s election not to unconditionally cure the disapproved matters prior to the Closing. Buyer shall thereafter have until the later of two (2) days from receipt of Seller’s response or (if no response) the expiration of the Seller’s three-day response period set forth above, to elect to cancel this Agreement and receive a refund of the Earnest Money Deposit or accept title as provided by the Title Insurer.
The exceptions to title that Buyer approves, or is deemed to have approved, under this Subsection 4.1.1, shall be referred to as “Permitted Title Exceptions.”
4.1.2    Inspection Approval. Buyer shall have the right to approve or disapprove, in Buyer’s sole discretion, at or before the End of the Inspection Period, the condition of the Project following Buyer’s inspection of the Project. With respect to Buyer’s investigation, Buyer may, by means of agents and experts acceptable to Buyer, inspect and receive reports concerning the condition of the Project. In the event Buyer timely disapproves of the condition of the Project prior to the End of the Inspection Period as prescribed herein, this Agreement shall immediately terminate and the respective obligations of the parties hereunder shall terminate (except those provisions that expressly survive any termination) and Escrow Holder shall immediately deliver the Earnest Money Deposit along with any interest earned thereon to Buyer. Unless Buyer provides Seller with a written notice of its approval of the Project, prior to the End of the Inspection Period, this Agreement shall automatically terminate and Escrow Holder shall immediately deliver the Earnest Money Deposit along with any interest earned thereon to Buyer. Buyer’s approval of the purchase of the Project shall be deemed to constitute Buyer’s acknowledgment that Buyer has fully inspected the Project and, as of the date of the in which Buyer approves (or is deemed to have approved) the condition of the Project as set forth herein, has accepted each Property, “AS IS, WITH ALL FAULTS” INCLUDING BUT NOT LIMITED TO BOTH LATENT AND PATENT DEFECTS. Except to the extent Seller has made express representations and warranties contained in Section 7.2 below BUYER HEREBY WAIVES ALL WARRANTIES, EXPRESS AND IMPLIED, REGARDING THE CONDITION AND USE OF EACH PROPERTY INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE and acknowledges that, except as otherwise specifically set forth in this Agreement, it has no right to terminate this Agreement.
4.1.3    Tenant Estoppels. Provided Buyer has timely provided the information necessary to obtain an estoppel form and provided this Agreement has not been terminated as specifically set forth in this Agreement and Buyer is performing its obligations as set forth herein, Seller shall use commercially reasonable efforts after the End of the Inspection Period to obtain and deliver to Buyer, no later than three (3) business days prior to the Closing Date, a Tenant Estoppel from: (i) SSKG, Inc. d/b/a RCG South Suburban (the Tenant at the Olympia Fields Property), (ii) Surgery Center of Mount Dora, LLC, a Florida limited liability company (the Tenant at the Mount Dora Property), and (iii) Tenants under Leases covering at least eighty percent (80%) of the leased space (based on rentable square footage) at the Columbus Property.

Buyer shall have the right to terminate this Agreement if (a) the Tenant Estoppels set forth above are not delivered to Buyer in a timely manner, or (b) a Tenant Estoppel from a Tenant specified above discloses an outstanding sum owed by Seller, a construction or similar obligation by Seller, modification, default, or economic or deviation from the information contained in the leases or other information delivered by Seller to Buyer prior to the End of the Inspection Period (provided, however Buyer’s termination under subsection (b) above shall be automatically rescinded if, within one (1) business day of Seller’s receipt of Buyer’s notice to terminate, Seller agrees in writing to satisfy any outstanding sums referenced in the Tenant Estoppel at Closing or otherwise credit Buyer at Closing for any amounts necessary to remedy any outstanding obligations of Seller that can be reasonably remedied through such credit). Buyer’s failure to disapprove any estoppel received within three (3) days after receipt shall be deemed Buyer’s approval thereof. Seller’s failure to satisfy the conditions set forth in this Section 4.1.3 shall not constitute a Seller default hereunder. If the foregoing conditions are not satisfied on or before the Closing Date, then Buyer may elect, as its sole remedy by written notice given to Seller on or before the Closing, to either (i) terminate this Agreement, whereupon the Earnest Money Deposit shall be returned to Buyer, or (ii) waive such condition whereupon the transaction shall proceed to the scheduled Closing. Notwithstanding anything to the contrary, Buyer shall have no right to terminate this Agreement and receive a return of the Earnest Money Deposit as a result of a failure of this Buyer’s condition in the event Buyer fails to timely deliver to Seller on or before five (5) business days following the Effective Date the Buyer’s information (e.g. name of Buyer’s entity) to reference in the Tenant Estoppel request to Tenant.
4.1.4    Representations and Warranties. Seller’s representations and warranties, as set forth in Section 7.1, shall be true and correct in all material respects (subject to Seller’s notice and cure period as set forth in Section 8.1 below) as of the date of the Closing (unless otherwise expressly referencing a different date in Section 7.1).
4.1.5    Covenant and Easement Estoppels. Provided Buyer has timely provided the information necessary to obtain an estoppel form, this Agreement has not been terminated as specifically set forth in this Agreement, and Buyer is performing its obligations as set forth herein, Seller shall use commercially reasonable efforts after the End of the Inspection Period to obtain and deliver to Buyer, no later than three (3) business days prior to the Closing Date, an estoppel certificate as to each restrictive covenant, declaration and/or reciprocal easement agreement of record (collectively “CC&Rs”), provided Seller has the right (and the parties entitled to enforce such CC&R are required) to deliver an estoppel certificate. Seller’s failure to satisfy the conditions set forth in this Section 4.1.5 shall not constitute a Seller default hereunder. If the foregoing condition is not satisfied on or before the Closing Date, then Buyer may elect, as its sole remedy by written notice given to Seller on or before the Closing, to either (i) terminate this Agreement, whereupon the Earnest Money Deposit shall be returned to Buyer, or (ii) waive such condition whereupon the transaction shall proceed to the scheduled Closing. Notwithstanding anything to the contrary, Buyer shall have no right to terminate this Agreement and receive a return of the Earnest Money Deposit as a result of a failure of this Buyer’s condition in the event either: (i) Seller does not have such right to an estoppel under the applicable CC&R (or to the extent the parties entitled to enforce such CC&R are not required to deliver an estoppel) or (ii) Buyer fails to timely deliver to Seller on or before five (5) business days following the Effective Date the Buyer’s information (e.g. name of Buyer’s entity) to reference in the applicable estoppel request. To the extent a prescribed form is not specified in the applicable CC&R, such estoppel certificate shall: (i) be executed by each party entitled to enforce such document; (ii) confirm that such document is in full force and effect, unmodified except as revealed by the Title Commitment; (iii) confirm that there are no defaults by Seller and/or the Project under such document; (iv) confirm that there are no outstanding sums owed by Seller and/or the Project; (v) confirm that there are no outstanding construction or similar obligations of Seller and/or the Project; (vi) be dated no earlier than thirty (30) days prior to Closing; and (vii) be otherwise reasonably acceptable to Buyer.
4.1.6    Ground Lessor Estoppel. Provided Buyer has timely provided the information necessary to obtain an estoppel from and provided this Agreement has not been terminated as specifically set forth in this Agreement and Buyer is performing its obligations as set forth herein, Seller shall use commercially reasonable efforts after the End of the Inspection Period to obtain and deliver to Buyer, no later than three (3) business days prior to the Closing Date, an estoppel certificate (i) on a commercially reasonable form provided by Buyer with Buyer’s information completed therein within five (5) business days from the Effective Date or, (ii) to the extent Buyer fails to deliver such form to Seller within five (5) business of the Effective Date, then in such form attached hereto as Exhibit “K” (the applicable form hereinafter referred to as the “Ground Lessor Estoppel”). For purposes of this Agreement, the "Ground Lease Estoppel Requirement" shall be receipt by Buyer of the Ground Lessor Estoppel duly executed by the Ground Lessor under the Ground Lease, such estoppel to be dated not more than thirty (30) days prior to Closing. Seller’s failure to satisfy the conditions set forth in this Section 4.1.6 shall not constitute a Seller default hereunder. If the foregoing condition is not satisfied on or before the Closing Date, then Buyer may elect, as its sole remedy by written notice given to Seller on or before the Closing, to either (i) terminate this Agreement, whereupon the Earnest Money Deposit shall be returned to Buyer, or (ii) waive such condition whereupon the transaction shall proceed to the scheduled Closing. Seller may extend the Closing Date one (1) time, for up to ten (10) days, to satisfy the Ground Lease Estoppel Requirement. To the extent the Closing is extended pursuant to the terms of this Agreement or by mutual agreement of Buyer and Seller, Buyer agrees to accept the Ground Lessor Estoppel dated more than thirty (30) days prior to the extended Closing Date and shall not require Seller to obtain a new Ground Lessor Estoppel dated within thirty (30) days of such extended Closing Date. Notwithstanding anything to the contrary, Buyer shall have no right to terminate this Agreement and receive a return of the Earnest Money Deposit as a result of a failure of this Buyer’s condition in the event Buyer fails to timely deliver to Seller on or before five (5) business days following the Effective Date the Buyer’s information (e.g. name of Buyer’s entity) to reference in the Ground Lessor Estoppel request to the Ground Lessor.
4.1.7    Covenants. By the Closing Date, Buyer shall not be in default in the performance of any material covenant or agreement to be performed by Seller under this Agreement.
4.1.8    Title Policy. On the Closing Date, the Title Insurer shall issue to Buyer an ALTA 2006 extended coverage Owner’s Policy of Title Insurance insuring Buyer’s fee simple (and Ground Lease interest, as applicable) to the Project in an amount equal to the Purchase Price, conforming to the Condition of Title set forth in Section 4.1.1 above, subject to the Permitted Title Exceptions, and containing such endorsements as Title Insurer has agreed to issue.

4.1.9    No Litigation. Except as disclosed in the Building Documents, on the Closing Date, no action or proceeding shall have been instituted or, to Seller’s knowledge, be threatened in writing before any court or governmental authority (a) that relates to the Project and affects the Project after the Closing Date or (b) that seeks to restrain or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the transactions contemplated herein, unless Seller has demonstrated, to Buyer’s reasonable satisfaction, that any costs and liabilities to be incurred in connection with such matters are fully covered by Seller’s insurance (subject to commercially reasonable deductibles paid Seller) and Seller provides a written commitment to assign all proceeds therefrom to Buyer and add Buyer as an additional insured party under such insurance policy.
4.1.10    Ground Lease. Seller shall have obtained and delivered to Escrow Holder the consent of Ground Lessor to the conveyance of the Property to Buyer in accordance with the Ground Lease (the “Ground Lessor Consent”). Such Ground Lessor Consent may be incorporated in the form of Ground Lessor Estoppel.
4.1.11    Seller’s Authorization. At or prior to the Closing, Title Insurer shall have received reasonably satisfactory evidence that Seller has the power and authority to enter into this Agreement and to execute and deliver all of the other agreements and documents required to be executed and delivered as provided herein, and to sell the Project to Buyer in accordance with the terms and provisions hereof, and that the persons and parties executing this Agreement and such other agreements and documents to be delivered to Buyer on behalf of Seller have been duly authorized to do so.
The conditions set forth in this Section 4.1 are solely for the benefit of Buyer and may be either approved, deemed approved or otherwise waived in writing by Buyer. Buyer shall at all times have the right to waive any condition. Nothing contained in this Agreement shall require Seller to bring any suit or other proceeding or to pay any substantial sum, to satisfy any of such conditions. If any of the conditions in this Section 4.1 are not waived by Buyer, timely satisfied, approved or deemed approved, Buyer shall have the right by written notice to Seller to terminate this Agreement and the Escrow. Except as otherwise specifically set forth above, if Buyer timely terminates this Agreement in accordance with the foregoing, the Earnest Money Deposit, or such portion thereof that has theretofore been deposited by Buyer with Escrow Holder (less one-half of any escrow and title cancellation fees and costs and the Independent Consideration) shall be refunded to Buyer, all documents deposited into Escrow shall be returned to the party depositing such documents, and neither party shall have any further rights or obligations under this Agreement, except for those rights or obligations which expressly survive the termination of this Agreement. Buyer hereby acknowledges and agrees that, notwithstanding the failure of any condition, the occurrence of the Closing shall constitute conclusive evidence that Buyer has waived the Buyer’s conditions set forth herein.
4.2    Seller’s Conditions to Closing. Seller’s obligation to sell the Project, and the Closing, shall, in addition to any other conditions set forth herein, be conditional and contingent upon the satisfaction, or waiver by Seller, of the following conditions:

4.2.1    Buyer’s Deliveries. On or before the applicable time set forth in this Agreement, Buyer shall have delivered to Escrow Holder the funds and documents described in this Agreement.
4.2.2    Representations and Warranties. All representations and warranties of Buyer contained in Section 7.1 of this Agreement shall be true and correct in all material respects as of the date made and as of the Closing with the same effect as if those representations and warranties were made at and as of the Closing Date.
4.2.3    Covenants. By the Closing Date, Buyer shall not be in default in the performance of any material covenant or agreement to be performed by Buyer under this Agreement.
4.2.4    Performance. Performance by Buyer as and when required by this Agreement of each and every material term, covenant, condition and agreement required to be performed by Buyer pursuant to this Agreement, including delivery of the documents Buyer is required to deliver pursuant to Section 6.4 below.
4.2.5    Portfolio Purchase. Buyer acquires all three (3) Properties comprising the Project on the Closing Date. Buyer’s failure to do so shall be deemed, in addition to a failure to satisfy Seller’s conditions to closing, a Buyer default for which Seller may exercise its rights under Section 8.2.
Seller shall have the right (in its sole and absolute discretion) to elect to waive any Seller’s conditions to the Closing. In the event any Seller’s conditions are not satisfied, deemed satisfied, or waived by Seller prior to the expiration of the applicable period for satisfaction or waiver (and in the absence of a specified period then at or before the Closing Date), Seller may terminate this Agreement and the rights of Seller and Buyer hereunder. In the event Seller elects to terminate this Agreement due to a failure of the Seller’s conditions set forth above or as a result of a Buyer default, all original documents delivered by one party to the other party shall be returned (or destroyed if such documents are copies) to the party making delivery upon three (3) business day’s written notice to the other party and, if such termination occurs after the End of the Inspection Period, the Earnest Money Deposit shall be delivered to Seller. Seller hereby acknowledges and agrees that, notwithstanding the failure of any condition, the occurrence of the Closing shall constitute conclusive evidence that Seller has waived the same.
ARTICLE V.
COVENANTS
5.1    Seller’s Covenants. In addition to all other covenants contained herein, Seller makes the following covenants to Buyer:
5.1.1    Leasing Activities. Seller shall not, from and after the Effective Date to the End of the Inspection Period, enter into any lease affecting the Project or any modification or amendment thereto, or consent to any sublease under a lease, in each case, without the prior written consent of Buyer, which may not be unreasonably withheld. Seller shall not, from and after the End of the Inspection Period to the Closing Date, enter into any lease affecting the Project or any modification or amendment thereto, or consent to any sublease under a lease, in each case, without the prior written consent of Buyer, which may be given or withheld in Buyer’s sole and absolute discretion. During the Contract Period, Seller shall copy Buyer on any and all correspondence received from or sent to Tenants regarding any modifications to the terms of the Lease. From and after the Effective Date, Seller shall not undertake any construction, repairs, alterations or improvements to the Property, nor order materials for installation on the Property, in each case costing in excess of Twenty Five Thousand and No/100 Dollars ($25,000.00), without Buyer’s prior written consent, which may be withheld in Buyer’s sole discretion unless Seller agrees in writing to discharge any liens arising from such work or materials. From and after the Effective Date, to the extent Seller has such rights under the applicable Tenant Lease, Seller shall not authorize any Tenant to undertake any construction, repairs, alterations or improvements to the Property, nor order materials for installation on the Property, without Buyer’s prior written consent, which may be withheld in Buyer’s sole discretion unless Seller agrees in writing to discharge any liens arising from such work or materials. From and after the Effective Date, Seller shall, as to any such work authorized by Seller as landlord, cause Tenants to, promptly pay for any such work or materials, obtain lien waivers from contractors, subcontractors, or suppliers performing such work or supplying such materials, and take all other actions necessary to avoid a lien being placed on the Project prior to Closing Date.
5.1.2    Operation of Property. Until the Closing or earlier termination of this Agreement, (i) Seller shall continue to operate and maintain the Project in accordance with its ordinary customs and practices (ordinary wear and tear excepted), including Seller’s customary and ordinary leasing practices and maintaining its existing insurance coverage with respect to the Project; (ii) Seller shall not, without Buyer’s consent, voluntarily grant any mortgage, lien, easement or similar encumbrance that would burden the condition of title to the Project following the Closing; and (iii) Seller shall maintain, to the extent Seller is required to under the Lease, its current insurance with respect to the Project.
5.1.3    Service Contracts. Except as set forth in Section 3.3 above, Seller shall not, from and after the Effective Date, enter into any new service contracts for the Project or modifications, renewals or terminations of any existing Service Contracts without the written consent of Buyer, which consent may be given or withheld in Buyer’s sole and absolute discretion, provided however, Seller may take the foregoing actions without Buyer’s approval if such action is taken in the ordinary course of Seller’s operation and maintenance of the Project or as otherwise necessary to satisfy Seller’s obligations hereunder or any Leases.
5.1.4    Encumbrances. During the Contract Period (provided this Agreement has not been terminated), Seller shall not sell, mortgage, pledge, encumber, hypothecate or otherwise transfer or dispose of all or any part of the Project or any interest therein without the prior written consent of Buyer, which may be given or withheld in Buyer’s sole and absolute discretion; and Seller shall not consent to, approve or otherwise take any action with respect to zoning or any other governmental rules or regulations presently applicable to all or any part of the Project.
5.1.5    Monthly Operating Statements. To the extent requested by Buyer and maintained by Seller in the ordinary course of Seller’s business, Seller shall provide Buyer, within fifteen (15) days of receipt of such request, with a copy of the monthly operating statement for the prior month of operation of each Property.

5.1.6    Compliance with Laws and Regulations. At all times prior to Closing, Seller shall not knowingly take any action that would result in a failure to comply in all material respects with all applicable statutes, rules, regulations and requirements of all federal, state and local commissions, boards, bureaus and agencies applicable to the Project, it being understood and agreed that prior to Closing, Seller will have the right to contest any of the same.
ARTICLE VI.
CLOSING
6.1    Agreement to Constitute Escrow Instructions. This Agreement shall constitute escrow instructions and a copy hereof shall be deposited with Escrow Holder for this purpose. In the event of any inconsistency between the standard practices of Escrow Holder and this Agreement, the provisions of this Agreement shall prevail to the extent of any such inconsistency.
6.2    Closing Date; Closing. Escrow shall open by the date referenced above upon which a copy of this Agreement, properly executed by the parties hereto, has been deposited with Escrow Holder, which copy the parties hereto agree shall be delivered to Escrow Holder immediately following execution. Escrow Holder shall notify the parties immediately upon receipt of a copy of this Agreement as so executed as to the date of the opening of Escrow. The Closing Date shall occur no later than thirty (30) days from the End of the Inspection Period. Notwithstanding anything to the contrary herein, if the Closing Date falls on a Saturday, Sunday or holiday, the Closing shall occur on the next business day thereafter; provided further that the Closing Date may be changed by mutual agreement of the parties or as otherwise provided for in this Agreement. The Closing shall take place on the Closing Date, at the Closing Office at 1:00 P.M. PST or at such other place and time as the parties shall mutually agree.
6.3    Items to be Delivered by Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer through Escrow Holder unless Seller and Buyer otherwise agree in writing:
6.3.1    The Deeds.
6.3.2    Seller executed counterpart to a Bill of Sale for each Property.
6.3.3    Seller executed counterpart to an Assignment and Assumption of Leases for each Property.
6.3.4    Seller executed counterpart to an Assignment of Intangible Property for each Property.
6.3.5    Seller executed counterpart to the Assignment of Service Contracts for each Property.
6.3.6    IRA Mt. Carmel executed counterpart to the Assignment and Assumption of Land Lease.
6.3.7    An Owner’s Affidavit (in customary form as required by Title Insurer and approved by Seller) for the Project.

6.3.8    Executed Notice to Tenants for each Property.
6.3.9    Copies of the executed Tenant Estoppels.
6.3.10    Updated Rent Rolls which shall be true and accurate to Seller’s knowledge as of the Closing Date for each Tenant of each Property being transferred under this Agreement.
6.3.11    All keys in Seller’s possession to all locks for each Property being transferred under this Agreement and all documents in possession of Seller pertaining to each tenant, including all applications, correspondence and credit reports.
6.3.12    A non-foreign person affidavit sworn to by Seller (or the applicable managing member thereto, as applicable) as required by Section 1445 of the Internal Revenue Code of 1986.
6.3.13    Seller executed counterpart to the Post-Closing Escrow Agreement (as defined in Section 8.3 below)
6.3.14    Such evidence, documents, affidavits and indemnifications as may be reasonably required by the Title Insurer as a precondition to the issuance of the Title Policy relating to: (i) mechanics’ or materialmen’s liens; (ii) parties in possession; (iii) the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the sale of the Project; and/or (iv) any other matter reasonably required to enable the Title Insurer to issue the Title Policy and endorsements thereto.
6.4    Items to be Delivered by Buyer. At the Closing and as a condition to the occurrence of the Closing, Buyer shall deliver, or cause to be delivered, to Seller (or through Escrow Holder) the following:
6.4.1    The Purchase Price.
6.4.2    Buyer executed counterpart to a Bill of Sale for each Property.
6.4.3    Buyer executed counterpart to an Assignment and Assumption of Leases for each Property.
6.4.4    Buyer executed counterpart to an Assignment of Intangible Property for each Property.
6.4.5    Buyer executed counterpart to the Assignment of Service Contracts for each Property.
6.4.6    Buyer executed counterpart to the Assignment and Assumption of Land Lease.
6.4.7    Buyer executed counterpart to the Post-Closing Escrow Agreement.

6.4.8    Any other documents, instruments, records, correspondence or agreements called for hereunder that have not previously been delivered to Seller.
6.4.9    All other documents reasonably required by Title Insurer to close the transaction contemplated herein.
6.5    [Intentionally Omitted]
6.6    Prorations and Other Adjustments.     The parties shall prorate the following items between Buyer and Seller as of 11:59 P.M. on the day preceding the Closing Date, except that should the Closing Date occur on the last day of any month, the items are to be prorated as of 11:59 P.M. on the Closing Date. Escrow Holder shall provide to Buyer a tentative proration schedule at least three (3) days prior to the expected Closing Date. Buyer shall notify Seller within two (2) days after its receipt of such estimated closing statement of any items which Buyer disputes and the parties shall attempt in good faith to reconcile any differences not later than one (1) day before the Closing Date. The estimated closing statement as adjusted as aforesaid and approved in writing by the parties shall be referred to therein as the “Closing Statement.” If the prorations and credits made under the Closing Statement shall prove to be incorrect or incomplete for any reason, then either party shall be entitled to an adjustment to correct the same (such notice to specify in reasonable detail the items within the Closing Statement that such party desires to adjust and the reasons for such adjustment); provided, however, that any adjustment shall be made, if at all, within one hundred and eighty (180) days after the Closing Date (the “Adjustment Deadline”). Following the Adjustment Deadline, the prorations at Closing (subject to any Proration Adjustment submitted as set forth above) shall be deemed final and each party waives any rights or claims with regard to any adjustment thereof following the Adjustment Deadline. The calculations set forth in the proration schedule and the actual prorations shall be made in accordance with the following provisions:
6.6.2    Items of Revenue.
(a)    Rents, including all additional rent under the Leases (which includes each Tenant’s prorata share of taxes, insurance, operating expenses, common area maintenance and other charges), and other Tenant charges (collectively “Additional Rent”) for the month in which the Closing occurs shall be prorated between Buyer and Seller based on the number of days in the month. The proration of rents and other Tenant charges shall assume that all such amounts have been collected by Seller when due. All rents and other Tenant charges received from Tenant subsequent to the Closing Date shall be applied first to month in which Closing occurred, then to rents due to Buyer for the period after the Closing month, and finally to any rent due to the Seller for the period prior to the month of Closing. Buyer agrees to reasonably cooperate with Seller in the collection of rents that are delinquent as of the Closing Date, provided Buyer shall have no liability to Seller arising from such cooperation. Seller, at its sole cost and expense, shall be entitled to bring such actions or proceedings against Tenants provided that such actions do not affect the applicable Tenant’s possession. Rents and other Tenant charges shall include, but are not limited to, the following: base rents; percentage rents; charges, including escalation charges, for taxes, insurance, utilities and other operating expenses; and merchants’ associations dues and assessments.

(b)    To the extent identified in a Lease or a Tenant Estoppel, Buyer shall receive a credit at Closing from Seller in the amount of the sum of: (i) the tenant deposits under the Leases; (ii) any and all rent concessions which related to the current terms of the Leases and are unpaid, unapplied and/or unutilized; (iii) any and all tenant improvement allowances which relate to the current terms of the Leases and are unpaid, unapplied and/or unutilized; and (iv) the cost, as estimated by the parties in their reasonable discretion, of any and all non-monetary tenant inducement obligations of Seller, as landlord or lessor under the Leases, which relate to the current terms of the Leases (e.g., painting and carpeting) and are unperformed.
(c)    Seller and Buyer shall use their good faith efforts to prorate Additional Rent in a manner that will be final at Closing. However, if despite their efforts, the proration of Additional Rent at Closing cannot be a final proration (as determined by either Seller or Buyer), then the proration of Additional Rent shall be subject to adjustment following the end of the month in which the Closing occurs. Such adjustment shall be computed by Buyer within fifteen (15) days after such calendar month-end, based on Buyer’s review of the amounts and estimated amounts to be included in Additional Rent, the amounts of Additional Rent collected from each Tenant to such month-end and the estimated additional amounts to be collected. Buyer shall give Seller a written computation of its proposed adjusted proration of Additional Rent to Closing, including evidence or support for Buyer’s computations, and Seller and Buyer shall in good faith work with each other to finalize the Additional Rent proration within 30 days after such month-end.
6.6.3    Items of Expense.
(a)    To the extent Tenant does not pay such taxes directly, real property taxes and installments of assessments that are paid in proportionate shares by the Tenants as Additional Rent shall be prorated pursuant to Section 6.6.1(a), except that such taxes and installments of assessment for any vacant space (which shall be prorated for the year in which the Closing occurs based upon the most recent available tax rates and values, except as it relates to taxes and assessments for any vacant space at the Olympia Fields Property which shall be prorated for any taxes that have accrued for the year in which the closing occurs).
(b)    Fees and charges for Service Contracts which are being assigned to and assumed by Buyer shall be prorated.
(c)    Any personal property taxes shall be prorated.
(d)    Payments due under any assessments imposed by private covenant shall be prorated as of the Closing.
(e)    No other items of expense other than those specifically agreed to between the parties shall be prorated.
6.7    Items Not to be Prorated. No proration shall be made for (i) insurance premiums, (ii) management fees, (iii) employee salaries, benefits, bonuses, payroll taxes or other employee costs or (iv) building supplies; Seller may terminate and pay for all such services as of the Closing, except as otherwise provided herein.

6.8    Security Deposits. All security or other deposits, including accrued interest thereon, being held by Seller at the date of the Closing on behalf of Tenant under the Leases, as well as the amount of any other monetary obligations payable after the Closing by Seller, as the landlord, to Tenants under the Leases, shall be credited to Buyer toward payment of the Purchase Price based upon the amount of such deposits or obligations.
6.9    Possession. Possession of the Project shall be transferred by Seller to Buyer upon the Closing Date, subject only to the rights of the parties under the Leases.
6.10    Closing Costs.    Seller and Buyer shall each pay one half of the Escrow fees associated with the transaction. Buyer shall be pay for (i) any excess Title Policy charges including, without limitation, and (ii) any extended Owner’s Title Policy(ies) of insurance and/or any endorsements thereto, the cost of any new or updated survey(s). Seller shall pay for the cost of the standard Owner’s Title Policy(ies). All other closing costs for each Property shall be apportioned between the parties in accordance with the custom in the county where each Property is located for which such costs will be incurred. Seller and Buyer shall each be responsible for its own attorney’s fees.
ARTICLE VII.
WARRANTIES
7.1    Representations and Warranties of Buyer. Buyer, including any approved assignee of Buyer, hereby represents and warrants to Seller, for the benefit of Seller and Seller’s successors and assigns, that the following statements are true as of the Effective Date, and shall be true as of the Closing Date:
7.1.1    Power. Buyer has the legal power, right and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transaction contemplated by this Agreement.
7.1.2    Requisite Action. All requisite action (corporate, trust, partnership or otherwise) has been taken by Buyer in connection with entering into this Agreement and the instruments referenced herein; and, by the Closing all such necessary action will have been taken to authorize the consummation of the transaction contemplated by this Agreement. By the Closing no additional consent of any partner, shareholder, trustee, trustor, beneficiary, creditor, investor, judicial or administrative body, governmental authority or other party shall be required for Buyer to consummate the transaction contemplated by this Agreement.
7.1.3    Individual Authority. The individuals executing this Agreement and the instruments referenced herein on behalf of Buyer have the legal power, right, and actual authority to bind Buyer to the terms and conditions hereof and thereof.
7.1.4    No Conflicts. Neither this Agreement nor anything provided to be done hereunder violates or shall violate any contract, document, understanding, Agreement or instrument to which Buyer is a party or by which Buyer may be bound.
7.1.5    No Bankruptcy Proceedings. Buyer has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Buyer’s creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of the Buyer’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all of Buyer’s assets, (v) admitted in writing its inability to pay its debts as they come due or (vi) made an offer of settlement, extension or composition to its creditors generally.
7.1.6    No Encumbrance. Prior to Closing, Buyer shall neither encumber nor cause any liens to be created against the Project in any way nor shall Buyer, at any time, record this Agreement or a memorandum thereof.
7.1.7    Adverse Change. Buyer shall inform Seller of any material adverse change in the foregoing representations and warranties of Buyer occurring at any time after the execution hereof and prior to the Closing Date.
7.1.8    Ability to Perform. To Buyer’s knowledge there are no actions, suits, claims, assessments, or proceedings pending or threatened that could materially adversely affect Buyer’s ability to perform hereunder.
7.1.9    Patriot Act/OFAC.
(a)    Compliance with International Trade Control Laws and OFAC Regulations. Buyer represents and warrants to Seller:
(i)    Buyer is not now, nor shall it be at any time until Closing, an individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity (collectively, a “Person”) with whom a United States citizen, entity organized under the laws of the United States or its territories or entity having its principal place of business within the United States or any of its territories (collectively, a “U.S. Person”), is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) (including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC [“Specially Designated Nationals and Blocked Persons”]) or otherwise.
(ii)    Neither Buyer, nor any Person who owns a direct interest in Buyer (collectively, a “Buyer Party”) is now nor shall be at any time until Closing a Person with whom a U.S. Person, including a United States Financial Institution as defined in 31 U.S.C. 5312, as periodically amended (“Financial Institution”), is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.
(b)    Buyer’s Funds. Buyer represents and warrants to Seller:

(i)    Buyer has taken, and shall continue to take until Closing, such measures as are required by law to assure that the funds used to pay to Seller the Purchase Price are derived (A) from transactions that do not violate United States law or, to the extent such funds originate outside the United States, do not violate the laws of the jurisdiction in which they originated; and (B) from permissible sources under United States law and to the extent such funds originate outside the United States, under the laws of the jurisdiction in which they originated.
(ii)    Neither Buyer nor any Buyer Party, nor any Person providing funds to Buyer (A) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws; (B) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws (as defined herein); or (C) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws. For purposes of this Agreement, the term “Anti-Money Laundering Laws” shall mean laws, regulations and sanctions, state and federal, criminal and civil, that (1) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (2) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (3) require identification and documentation of the parties with whom a Financial Institution conducts business; or (4) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include the USA PATRIOT Act of 2001, Pub. L. No. 107-56 (the “Patriot Act”), the Bank Secrecy Act, 31 U.S.C. Section 5311 et. seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et. seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et. seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.
(c)    Buyer Compliance with Patriot Act. Buyer represents and warrants to Seller that Buyer is in compliance with any and all applicable provisions of the Patriot Act.
Buyer’s representations and warranties contained herein must be true and correct through the date of the Closing, and Buyer’s failure to notify Seller prior to the Closing of any inaccuracies shall be a default by Buyer under this Agreement.
7.2    Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer the matters set forth in this Section 7.2. When used herein, the phrase “to Seller’s knowledge” or derivations thereof shall mean the current actual (not constructive) conscious knowledge of Amer Elkasm without any obligation to make investigation or inquiry regarding the Project, and without obligation to make any investigation of the files, documents or studies in the possession of other persons, and shall not include any knowledge which may be imputed to Seller or of any other person. Seller represents and warrants that Amer Elkasm is the person most knowledgeable about the Project. Buyer acknowledges that the individual named above is named solely for the purpose of defining and narrowing the scope of Seller’s knowledge and not for the purpose of imposing any liability on or creating any duties running from such individual to Buyer. Buyer covenants that it will bring no action of any kind against such individual, related to or arising out of these representations and warranties. Subject to the foregoing, Seller states that these representations and warranties are true as of the Effective Date and, subject to Section 7.5 hereof, shall be true as of the Closing (except to the extent given “as of the Effective Date”), and shall fully survive the Closing until the Survival Date (as defined in Section 7.4 below).
7.2.1    Authority. Seller is the owner of the Project and has the right, power, legal capacity and power to enter into this Agreement. No authorization, consent or approval of any governmental authority (including, without limitation, courts) is required for the execution and delivery by Seller of this Agreement or the performance of its obligations hereunder. The execution, delivery and performance of this Agreement by Seller has been (or will be) duly and validly authorized by all necessary actions and proceedings, and no further action or authorization is necessary on the part of Seller in order to consummate the transactions contemplated herein.
7.2.2    No Conflicts. To Seller’s knowledge, neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this agreement conflict with or will result in the breach of any of the terms, conditions, or provisions of any agreement or instrument to which Seller is a party or by which Seller or any of Seller’s assets is bound, except for such lender approvals that Seller shall obtain on the Closing.
7.2.3    No Bankruptcy Proceedings. Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of the Seller’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all of Seller’s assets, (v) admitted in writing its inability to pay its debts as they come due or (vi) made an offer of settlement, extension or composition to its creditors generally.
7.2.4    No Legal Proceedings. As of the Effective Date, to Seller’s knowledge, there are no lawsuits or other legal proceedings, including, but not limited to, no condemnation or special assessment proceedings, pending, or, to the best knowledge of Seller, threatened, against Seller or the Project, which, if adversely determined, would have an adverse effect on Seller’s use, operation or title to the Project, or on Seller’s ability to sell and transfer the Project to Buyer.
7.2.5    Not a Foreign Person. Seller is not and has never been a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.
7.2.6    OFAC. Seller (i) is currently and has been at all times in full compliance with all Patriot Act Related Laws, and (ii) is not and has never been a person or other entity: (A) that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (B) owned or controlled by, or acting for or on behalf of, any Person that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (C) with whom a party is prohibited from dealing or otherwise engaging in any transaction by any anti-money laundering law; (D) who commits, threatens or conspires to commit or support “terrorism” as defined in the Executive Order; (E) that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Department of the Treasury, Office of Foreign Assets Control, at its official website, http://www.ustreas.gov/offices/enforcement/ofac/ or at any replacement website or other replacement official publication of that list; or (F) who is an affiliate of a person or entity listed above. “Executive Order” means Executive Order No. 13224 – Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001, as amended from time to time.
7.2.7    Seller’s Ownership Interests. Seller owns fee simple title to the Project (except as it relates to the Ground Lease), subject only to the conditions of title set forth in the Title Commitment. Except as set forth in the Leases or any Tenant Estoppels, there are no outstanding rights of first refusal, rights of reverter or options to purchase relating to the Project or any interest therein. To Seller’s knowledge, there are no unrecorded or undisclosed documents or other matters which affect title to the Project.
7.2.8    Governmental Agreements. Seller has not entered into any material commitments or agreements with any governmental authorities or agencies affecting the Property.
7.2.9    Leases. Seller has delivered or made available to Buyer true and complete copies of the Leases in Seller’s possession, such Leases are set forth on Exhibit “G”. Each of the Leases is in full force and effect. Seller is “landlord” or “lessor”. The Rent Roll provided to Buyer, is a complete rent roll prepared in the ordinary course of Seller’s business. To Seller’s knowledge, as of the Effective Date, no Tenant has (i) filed for bankruptcy or taken any similar debtor-protection measure, (ii) defaulted under its Lease (beyond any notice and cure periods), (iii) discontinued operations at the Project or (iv) given notice of its intention to do any of the foregoing.
7.2.10    Tenant Improvements. Except as set forth in the Leases or otherwise disclosed in Tenant Estoppels, there are no tenant improvement allowances, tenant improvement obligations of landlord, leasing commissions and/or rent concessions with respect to any Lease.
7.2.11    Easements. To Seller’s knowledge, Seller has not received any written notice from, and, to Seller’s knowledge, there are no grounds for, any association, declarant or easement holder requiring the correction of any condition with respect to the Project, or any part thereof, by reason of a violation of any other restrictions or covenants recorded against the Project. To Seller’s knowledge, Seller is not in default under any such document, nor, to Seller’s knowledge, is any other party subject to any such document.
7.2.12    Certificates. To Seller’s knowledge, Seller has not received any written notice of an intention to revoke any certificate of occupancy, license, or permit issued in connection with the Project.
7.2.13    Hazardous Materials. Except as otherwise disclosed to Buyer in the Building Documents, to Seller’s knowledge, there are no Hazardous Materials (as defined below) stored on, incorporated into, located on, present in or used on the Property in violation of, and requiring remediation under, any laws, ordinances, statutes, codes, rules or regulations. Seller has received no notice that the Project or any portion thereof contains any form of toxic mold. For purposes of this Agreement, the term “Hazardous Materials” shall mean any substance which is or contains: (i) any “hazardous substance” as now or hereafter defined in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. § 9601, et seq.) (“CERCLA”) or any regulations promulgated under CERCLA; (ii) any “hazardous waste” as now or hereafter defined in the Recourse Conservation and Recovery Act (42 U.S.C. § 6901, et seq.) (“RCRA”) or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. § 2601, et seq.); (iv) gasoline, diesel fuel or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; (vii) radon gas: and (viii) any additional substances or materials which are now classified or considered to be hazardous or toxic under any laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders and decrees now enacted, promulgated, or amended, of the United States, the state, the county, the city or any other political subdivision in which each Property in the Project is located and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Project, the Project or the use of the Project relating to pollution, the protection or regulation of human health, natural resources or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or waste into the environment (including, without limitation, ambient air, surface water, ground water or land or soil).
7.2.14    Claims. To Seller’s knowledge. Seller has not received any notice or claims for unpaid bills which would result in the creation of any lien on the Project for any improvements completed or in progress, including, but not limited to, water, sewage, street paving, electrical or power improvements.
7.2.15    Accuracy of Seller Statements. Except for information prepared or provided by third parties, all information given by Seller to Buyer in this Agreement or in connection with the transactions contemplated hereunder shall be true (to the extent such information provided was prepared by Seller) and complete in every material respect. Seller has not knowingly failed to disclose to Buyer any material fact known to Seller that is necessary to make the statements herein not misleading.
7.2.16    Violations. Seller has not received any written notice relating to the operation of the Project from any agency, board, commission, bureau or other instrumentality of any government, whether federal, state or local, that, Seller is not in compliance in all material respects with all applicable statutes, rules, regulations and requirements of all federal, state and local commissions, boards, bureaus and agencies having jurisdiction over Seller and the Land and Improvements.
7.3    Limitations on Seller’s Representations and Warranties.
7.3.1    No Reliance on Documents. Except as expressly stated in this Agreement or in any documents delivered at the Closing, Seller makes no representation or warranty as to the truth, accuracy or completeness of the Building Documents or any other materials, data or information delivered by Seller or its brokers or agents to Buyer in connection with the transaction contemplated hereby. All Building Documents and all other materials, data and information delivered by Seller to Buyer in connection with the transaction contemplated hereby are provided to Buyer as a convenience only, and any reliance on or use of such Building Documents or any other materials, data or information by Buyer shall be at the sole risk of Buyer, except as otherwise expressly stated herein. Neither Seller, nor any affiliate of Seller, shall have any liability to Buyer for any inaccuracy in or omission from any reports prepared by any third parties and delivered or made available by Seller to Buyer hereunder.
7.3.2    AS IS SALE; DISCLAIMERS; RELEASE. AT OR BEFORE THE END OF INSPECTION PERIOD, BUYER WILL HAVE APPROVED THE PHYSICAL AND ENVIRONMENTAL CHARACTERISTICS AND CONDITION OF EACH INDIVIDUAL PROPERTY COMPRISING THE PROJECT, AS WELL AS THE ECONOMIC CHARACTERISTICS OF THE PROJECT. BUYER HEREBY WAIVES ANY AND ALL DEFECTS IN THE PHYSICAL, ENVIRONMENTAL AND ECONOMIC CHARACTERISTICS AND CONDITION OF THE PROJECT WHICH WOULD BE DISCLOSED BY SUCH INSPECTION. BUYER FURTHER ACKNOWLEDGES THAT NEITHER SELLER NOR ANY OF SELLER’S PARTNERS, MEMBERS, MANAGERS, OFFICERS OR DIRECTORS, NOR SELLER’S EMPLOYEES, AGENTS, REPRESENTATIVES, OR ANY OTHER PERSON OR ENTITY ACTING ON BEHALF OF SELLER (HEREAFTER, FOR THE PURPOSE OF THIS SECTION, SUCH PERSONS AND ENTITIES ARE INDIVIDUALLY AND COLLECTIVELY REFERRED TO AS THE “SELLER”), EXCEPT AS OTHERWISE EXPRESSLY PROVIDED ELSEWHERE HEREIN AND IN ANY CLOSING DOCUMENTS DELIVERED BY SELLER TO BUYER IN CONNECTION WITH THIS AGREEMENT, HAVE MADE ANY REPRESENTATIONS, WARRANTIES OR AGREEMENTS (EXPRESS OR IMPLIED) BY OR ON BEHALF OF SELLER AS TO ANY MATTERS CONCERNING THE PROJECT, THE ECONOMIC RESULTS TO BE OBTAINED OR PREDICTED, OR THE PRESENT USE THEREOF OR THE SUITABILITY FOR BUYER’S INTENDED USE OF THE PROJECT, INCLUDING, WITHOUT LIMITATION, THE FOLLOWING: SUITABILITY OF THE TOPOGRAPHY; THE AVAILABILITY OF WATER RIGHTS OR UTILITIES; THE PRESENT AND FUTURE ZONING, SUBDIVISION AND ANY AND ALL OTHER LAND USE MATTERS; THE CONDITION, INCLUDING ENVIRONMENTAL CONDITION, OF THE SOIL, SUBSOIL, OR GROUNDWATER: THE PURPOSE(S) TO WHICH THE PROJECT IS SUITED; DRAINAGE; FLOODING; ACCESS TO PUBLIC ROADS; OR PROPOSED ROUTES OF ROADS OR EXTENSIONS THEREOF. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED ELSEWHERE HEREIN AND IN ANY CLOSING DOCUMENTS DELIVERED BY SELLER TO BUYER IN CONNECTION WITH THIS AGREEMENT, BUYER ACKNOWLEDGES AND AGREES THAT THE PROJECT IS TO BE PURCHASED, CONVEYED AND ACCEPTED BY BUYER IN ITS PRESENT CONDITION, “AS IS” AND THAT NO PATENT OR LATENT DEFECT IN THE PHYSICAL OR ENVIRONMENTAL CONDITION OF THE PROPERTY WHETHER OR NOT KNOWN OR DISCOVERED, SHALL AFFECT THE RIGHTS OF EITHER PARTY HERETO. ANY BUILDING DOCUMENTS OR OTHER DOCUMENTS FURNISHED TO BUYER BY SELLER RELATING TO THE PROJECT INCLUDING, WITHOUT LIMITATION, RENT ROLLS, SERVICE AGREEMENTS, MANAGEMENT CONTRACTS, MAPS, SURVEYS, STUDIES, PRO FORMAS, REPORTS AND OTHER INFORMATION, INCLUDING BUT NOT

LIMITED TO THE DUE DILIGENCE ITEMS, SHALL BE DEEMED FURNISHED AS A COURTESY TO BUYER BUT WITHOUT WARRANTY FROM SELLER, EXCEPT AS EXPRESSLY SET FORTH ELSEWHERE IN THIS AGREEMENT. ALL WORK DONE IN CONNECTION WITH PREPARING THE PROPERTY FOR THE USES INTENDED BY BUYER INCLUDING ANY AND ALL FEES, STUDIES, REPORTS, APPROVALS, PLANS, SURVEYS, PERMITS, AND ANY EXPENSES WHATSOEVER NECESSARY OR DESIRABLE IN CONNECTION WITH BUYER’S ACQUIRING, DEVELOPING, USING AND/OR OPERATING THE PROJECT SHALL BE OBTAINED AND PAID FOR BY, AND SHALL BE THE SOLE RESPONSIBILITY OF BUYER. BUYER HAS INVESTIGATED AND HAS KNOWLEDGE OF OPERATIVE OR PROPOSED GOVERNMENTAL LAWS AND REGULATIONS INCLUDING LAND USE LAWS AND REGULATIONS TO WHICH THE PROJECT MAY BE SUBJECT AND SHALL ACQUIRE THE PROJECT UPON THE BASIS OF ITS REVIEW AND DETERMINATION OF THE APPLICABILITY AND EFFECT OF SUCH LAWS AND REGULATIONS. BUYER HAS NEITHER RECEIVED NOR RELIED UPON ANY REPRESENTATIONS CONCERNING SUCH LAWS AND REGULATIONS FROM SELLER.
EXCEPT FOR THOSE COVENANTS, AGREEMENTS, REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH HEREIN, BUYER, ON BEHALF OF ITSELF AND ITS EMPLOYEES, AGENTS, SUCCESSORS AND ASSIGNS ATTORNEYS AND OTHER REPRESENTATIVES, AND EACH OF THEM, HEREBY RELEASES SELLER FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION, OBLIGATIONS, DAMAGES AND LIABILITIES OF ANY NATURE WHATSOEVER, WHETHER ALLEGED UNDER ANY STATUTE, COMMON LAW OR OTHERWISE, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATED TO THE CONDITION, OPERATION OR ECONOMIC PERFORMANCE OF THE PROJECT.
BUYER FURTHER HEREBY IRREVOCABLY WAIVES ANY CLAIMS FOR CONTRIBUTION, COST RECOVERY, DAMAGES, PENALTIES, OR ANY OTHER CLAIM UNDER COMMON LAW OR ENVIRONMENTAL LAW (INCLUDING, WITHOUT LIMITATION, CERCLA), ARISING OUT OF THE HANDLING, STORAGE, DISPOSAL OR RELEASE OF HAZARDOUS SUBSTANCES (AS THAT TERM IS DEFINED HEREIN) ON, AT OR UNDER THE PROJECT, REGARDLESS WHEN THE CIRCUMSTANCES GIVING RISE TO SUCH CLAIM MAY HAVE OCCURRED, EXISTED, OR ORIGINATED.
ALL OF THE PROVISIONS OF THIS SECTION 7.3.2 SHALL SURVIVE THE CLOSING. BUYER HEREBY SPECIFICALLY ACKNOWLEDGES THAT BUYER CAREFULLY REVIEWED THIS SECTION 7.3.2 AND DISCUSSED ITS IMPORT WITH LEGAL COUNSEL, IS FULLY AWARE OF ITS CONSEQUENCES, AND THAT THE PROVISIONS OF THIS SECTION 7.3.2 ARE A MATERIAL PART OF THIS AGREEMENT.

BUYER EXPRESSLY WAIVES THE BENEFITS OF SECTION 1542 OF THE CALIFORNIA CIVIL CODE, WHICH PROVIDES AS FOLLOWS:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR."

/s/ DP
Buyer's Initials
7.3.3    Except for those covenants, agreements, representations and warranties expressly set forth herein, as of the Closing, Buyer, on behalf of itself and its successors, assigns, and successors in interest including subsequent owners and/or lessees of the Project (all of the foregoing are collectively referred to herein for convenience as “Releasors”), hereby now and forever fully and completely and forever releases, discharges, and covenants not to sue the Releasees (as hereafter defined) of and from any and all present or future rights, demands, actions, causes of action, losses, costs, expenses, liens, debts, liabilities, allegations, suits, damages, sums, judgments, equitable or injunctive relief of any sort, obligations or claims of any kind or character whatsoever, including without limitation attorneys’ fees and costs (collectively for purposes of this Section, “Claims”), whether known or unknown, foreseen or unforeseen, accrued or that may hereafter accrue, fixed or contingent, whether arising by law, equity, or otherwise, or pursuant to any current or future federal, state, local or common law, regulation, statute, rule, ordinance, directive, order, or court ruling, whether based in tort, contract, or any other theory of recovery that the Releasors have, or may hereafter have, which arise out of or are in any way connected with (or are alleged to arise out of or be in any way connected with), either directly or indirectly, in whole or in part, any acts, omissions, conditions, or circumstances, which occurred or were in existence (or are alleged to have occurred or to have been in existence), in whole or in part, on, at, under, or from the Project: (i) at any time on or before the Closing, and/or (ii) at any time after the Closing, during any ownership, operation and/or occupancy of the Project by the Releasors.
7.3.4    All of the matters described in subparagraph 7.3.3 above and subparagraph 7.3.5 below are referred to herein collectively for convenience as the “Released Matters.” As used in this Agreement, the “Releasees” means Seller, Seller’s successors and assigns, and Seller’s and Seller’s successors’ and assigns’ respective former, present, and future directors, officers, partners, employees, leased workers or temporary workers, property managers, contractors, consultants, attorneys, accountants, agents, brokers, and other representatives.
7.3.5    The Released Matters also includes: (i) the existence or presence on the Project of construction, design or natural defects of any kind or nature, whether patent or latent; (ii) Hazardous Substances on, at, under, or from the Project; and (iii) violations of any past, current, or future federal, state, or local law applicable to the physical condition of the Project. As used in this Paragraph, “Hazardous Substances” shall mean any substance, material, waste, or other thing that is classified as hazardous or toxic or as a pollutant or contaminant or as a hazardous or non-hazardous waste, or which is otherwise regulated under any current or future federal, state, or local law, statute, rule, or regulation intended to protect safety, health, or the environment.

7.4    Survival Date. Any representations and warranties set forth in Section 7.2 hereof shall be deemed to have merged with the Deed at Closing only until the date that is two hundred seventy (270) days after the Closing Date (the “Survival Date”). Any claim of breach of any representation or warranty contained in Section 7.2 must be given in writing and any action or claim thereunder must be filed with the appropriate court on or before the Survival Date and diligently prosecuted; otherwise, any representation or warranty contained in Section 7.2 for which a claim of breach is not filed with the appropriate court and given in writing to the other party on or before the Survival Date shall terminate as of such Survival Date and thereafter be of no force or effect. This Section 7.4 shall survive the Closing.
7.5    Material Changes. Seller shall promptly notify Buyer in writing of any change in any condition with respect to the Project or any event or circumstance which makes any representation or warranty of Seller as set forth in Section 7.2 of this Agreement materially untrue or misleading or any covenant of Seller under this Agreement incapable of being performed. Buyer shall promptly notify Seller if Buyer discovers or learns of information (from any source) that contradicts any of Seller’s representations and warranties or renders any of Seller’s representations or warranties untrue or misleading or any covenant of the Seller under this Agreement incapable of being performed. In no event shall Seller be liable to Buyer for, or be deemed to be in default pursuant to this Agreement by reason of, any inaccuracy or nonperformance of any representation, warranty or covenant which results from any change that (i) occurs between the Effective Date and the Closing Date, and (ii) is expressly permitted under the terms of this Agreement or is beyond the reasonable control of Seller to prevent. If, in spite of any change in the truth or accuracy of such representation or warranty of Seller set forth in this Agreement, the Closing occurs then Seller’s representations, warranties and covenants set forth in this Agreement shall be deemed to have been modified by all statements made in any notice or notices of modification as given by Seller to Buyer pursuant to this Section 7.5 prior to the Closing. Notwithstanding anything to the contrary contained in this Agreement, Seller shall not have any liability after the Closing for any breach of any covenant, representation or warranty hereunder of which Buyer had knowledge as of the Closing; Buyer shall automatically be deemed to have irrevocably and forever waived and relinquished any and all rights and remedies that Buyer might otherwise have had as a result of such breach of such representation or warranty (whether pursuant to this Agreement, at law or otherwise). This Section 7.5 shall survive the Closing.
ARTICLE VIII.
TERMINATION OF AGREEMENT
8.1    DEFAULT BY SELLER. IN THE EVENT THE CLOSING OF ESCROW FOR THE SALE OF THE PROJECT AS CONTEMPLATED HEREUNDER IS NOT CONSUMMATED DUE TO SELLER’S DEFAULT (WHICH IS NOT CURED BY SELLER WITHIN FIVE (5) BUSINESS DAYS OF SELLER’S RECEIPT OF NOTICE THEREOF FROM BUYER) TO UNDER THIS AGREEMENT, BUYER SHALL BE ENTITLED, AS ITS SOLE AND EXCLUSIVE REMEDY, AT LAW OR IN EQUITY, TO EITHER (A) TO TERMINATE THIS AGREEMENT AND RECEIVE A REIMBURSEMENT FROM SELLER FOR BUYER’S ACTUAL DUE DILIGENCE COSTS PAID TO THIRD PARTIES IN CONNECTION WITH THIS TRANSACTION (INCLUDING REASONABLE ATTORNEYS’ FEES) (BUYER SHALL PROVIDE SUCH DUE DILIGENCE COSTS TO SELLER

TOGETHER WITH REASONABLE SUPPORTING DOCUMENTATION) NOT TO EXCEED ONE HUNDRED THOUSAND DOLLARS ($100,000.00) WHICH SHALL OPERATE TO TERMINATE THIS AGREEMENT AND RELEASE SELLER FROM ANY AND ALL LIABILITY HEREUNDER, OR (B) IN LIEU OF THE REMEDY SET FORTH IN SUBSECTION (A) ABOVE, TO PURSUE SPECIFIC PERFORMANCE OF THE CONVEYANCE OF THE PROJECT WITHOUT RIGHT TO ANY OTHER DAMAGES OR OTHER EQUITABLE RELIEF WHATSOEVER (EXCEPT IN THE EVENT THAT SELLER’S VOLUNTARY ACTIONS MAKE SPECIFIC PERFORMANCE UNAVAILABLE OR IMPRACTICAL AS A REMEDY TO BUYER, IN WHICH CASE BUYER SHALL BE ENTITLED ANY AND ALL DAMAGES AND REMEDIES AVAILABLE AT LAW OR EQUITY), BUT ONLY IF BUYER IS READY, WILLING AND ABLE TO CLOSE ON OR BEFORE THE SCHEDULED CLOSING DATE AND BUYER FILES SUCH SPECIFIC PERFORMANCE ACTION WITHIN SIXTY (60) DAYS FOLLOWING THE SCHEDULED CLOSING DATE. BUYER SHALL NOT BE ENTITLED TO RECORD A LIEN OR LIS PENDENS AGAINST ANY OR ALL OF THE PROPERTIES OTHER THAN IN CONNECTION AND CONCURRENTLY WITH THE FILING OF SUCH SPECIFIC PERFORMANCE ACTION. NOTWITHSTANDING THE FOREGOING, IN NO EVENT SHALL THIS SECTION 8.1 LIMIT THE DAMAGES RECOVERABLE BY EITHER PARTY AGAINST THE OTHER PARTY DUE TO (A) THE OTHER PARTY’S OBLIGATION TO INDEMNIFY SUCH PARTY IN ACCORDANCE WITH THIS AGREEMENT, (B) ATTORNEYS’ FEES AND COSTS INCURRED IN ENFORCING THIS AGREEMENT, (C) OBLIGATIONS WHICH BY THEIR TERMS SURVIVE CLOSE OF ESCROW, OR (D) THIRD PARTY CLAIMS. THIS SECTION 8.1 SHALL SURVIVE THE CLOSING OR ANY BREACH OR TERMINATION OF THIS AGREEMENT. IN NO EVENT SHALL SELLER HAVE ANY LIABILITY FOR LOST PROFITS, SPECULATIVE, SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES.
Seller’s Initials /s/SP /s/SP /s/SP    Buyer’s Initials /s/ DP
8.2    DEFAULT BY BUYER. THE PARTIES HAVE DETERMINED THAT IF BUYER DEFAULTS UNDER THIS AGREEMENT BY FAILING TO CLOSE ESCROW, AFTER THE END OF THE INSPECTION PERIOD, FOR THE PURCHASE OF THE PROJECT AS CONTEMPLATED HEREUNDER, THE DAMAGES TO SELLER WILL BE EXTREMELY DIFFICULT AND IMPRACTICAL TO ASCERTAIN. IN ADDITION, BUYER WISHES TO LIMIT ITS LIABILITY IN THE EVENT THAT BUYER DEFAULTS UNDER THIS AGREEMENT BY FAILING TO CLOSE ESCROW FOR THE PURCHASE OF THE PROJECT, AND SELLER HAS AGREED TO A LIMITATION. THE PARTIES THUS AGREE THAT SHOULD BUYER DEFAULT UNDER THIS AGREEMENT BY FAILING TO CLOSE ESCROW, AFTER THE END OF THE INSPECTION PERIOD, FOR THE PURCHASE OF THE PROJECT AS CONTEMPLATED HEREUNDER, THE SOLE AND EXCLUSIVE REMEDY OF SELLER, AT LAW OR IN EQUITY, SHALL BE TO RECOVER ALL OF THE EARNEST MONEY DEPOSIT THEN DEPOSITED BY BUYER INTO ESCROW (AND ANY INTEREST EARNED THEREON IN ESCROW), LESS THE AMOUNT OF ALL ESCROW AND TITLE FEES OR CHARGES INCURRED IN CONNECTION WITH THE ESCROW, WHICH THE PARTIES HERETO AGREE TO BE A REASONABLE ESTIMATE OF THE DAMAGES TO BE INCURRED BY SELLER IN THE EVENT OF SUCH DEFAULT. SUCH SUM SHALL CONSTITUTE AND BE DEEMED TO

BE THE AGREED AND LIQUIDATED DAMAGES OF SELLER, WHICH IS NOT INTENDED TO BE A FORFEITURE OR PENALTY, BUT WHICH IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER. NOTWITHSTANDING THE FOREGOING, IN NO EVENT SHALL THIS SECTION 8.2 LIMIT THE DAMAGES RECOVERABLE BY EITHER PARTY AGAINST THE OTHER PARTY DUE TO (A) THE OTHER PARTY’S OBLIGATION TO INDEMNIFY SUCH PARTY IN ACCORDANCE WITH THIS AGREEMENT, (B) ATTORNEYS’ FEES AND COSTS INCURRED IN ENFORCING THIS AGREEMENT, (C) OBLIGATIONS WHICH BY THEIR TERMS SURVIVE CLOSE OF ESCROW, OR (D) THIRD PARTY CLAIMS. BY THEIR SEPARATELY INITIALING THIS SECTION 8.2 BELOW, BUYER AND SELLER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTOOD THE ABOVE PROVISION COVERING LIQUIDATED DAMAGES, AND THAT EACH PARTY HAS BEEN AFFORDED THE OPPORTUNITY TO CONSULT WITH COUNSEL TO REVIEW THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION AT THE TIME THIS AGREEMENT WAS EXECUTED. THIS SECTION 8.2 SHALL SURVIVE THE CLOSING OR ANY BREACH OR TERMINATION OF THIS AGREEMENT.
Seller’s Initials /s/SP /s/SP /s/SP     Buyer’s Initials /s/ DP
8.3    Post-Closing Remedies. After the Closing, Buyer shall, subject to the terms and conditions of this Agreement, have such rights and remedies with respect to this Agreement (or with respect to any document executed and delivered in connection with this Agreement) as are available at law or in equity, except that Buyer shall, subject to any limitations on the parties’ liabilities set forth in this Agreement, only be entitled to recover the amount of any actual, direct or out-of-pocket damages actually incurred by Buyer which shall not exceed Two Hundred Forty-Six Thousand and 00/100 Dollars ($246,000.00) (the “Liability Limitation”). In no event shall Buyer be entitled to recover from Seller any lost profits, speculative, punitive, consequential or special damages. At the Closing, to secure any potential liability Seller may have to a Buyer for any claimed breach of Seller’s representations and warranties made pursuant to Section 7.2 of this Agreement (“Claimed Breach of Seller’s Representations”), as such potential liability is limited by this Section 8.3 and Section 8.4 of this Agreement, Seller shall deposit a sum equal to the Liability Limitation (the “Holdback”), set forth above, into an interest-bearing escrow account to be held by Escrow Holder pursuant to a post-closing escrow agreement to be executed and delivered at Closing by Buyer, Seller and Escrow Holder in the form attached hereto as Exhibit “K” (the “Post-Closing Escrow Agreement”). The Holdback shall be held and disbursed by Escrow Holder in compliance with the Post-Closing Escrow Agreement. This Section 8.3 shall survive the Closing.
8.4    Post-Closing Limitation of Liability. Notwithstanding anything to the contrary contained in this Agreement, if the Closing shall have occurred (and if Buyer shall not have otherwise waived, relinquished or released any applicable rights in further limitation), then the aggregate liability of Seller arising pursuant to or in connection with any or all of the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller under this Agreement (or under any document executed and delivered in connection with this Agreement) shall not exceed the Liability Limitation; provided, however, that any such claim for damages shall be made in writing by Buyer and filed with the appropriate court on or before the Survival Date and diligently prosecuted by Buyer. Any claim for damages by Buyer that is not given in writing to Seller on or before the Survival Date, filed with the appropriate court, and diligently prosecuted by Buyer on or before the Survival Date shall be deemed waived and terminate as of such Survival Date and thereafter be of no force or effect. Furthermore, no claim by Buyer alleging a breach by Seller of any representation, warranty, indemnification, covenant or other obligation of Seller contained herein (or in any document executed and delivered in connection herewith) may be made, and Seller shall not be liable for any judgment in any action based upon any such claim, unless and until such claim, either alone or together with any other claims by Buyer alleging a breach by Seller of any representation, warranty, indemnification, covenant or other obligation of Seller contained herein (or in any document executed and delivered in connection herewith), is for an aggregate amount in excess of Twenty-Five Thousand and 00/100 Dollars ($25,000.00) (excluding Buyer’s reasonable attorneys’ fees and costs) (the “Floor Amount”), in which event Seller’s liability respecting any final judgment concerning such claim or claims shall be for the entire amount thereof, subject to the Liability Limitation set forth above; provided, however, that if any such final judgment is for an amount that is less than or equal to the Floor Amount, then Seller shall have no liability with respect thereto. No constituent partner or member in or agent of Seller, nor any advisor, trustee, director, officer, member, partner, employee, beneficiary, shareholder, participant, representative or agent of any entity that is or becomes a constituent partner or member in Seller or an agent of Seller (“Seller’s Affiliates”) shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Buyer and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller’s assets for the payment of any claim or for any performance, and Buyer, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability. Notwithstanding anything to the contrary contained in this Agreement, neither the negative capital account of any constituent partner or member in Seller, nor any obligation of any constituent partner or member in Seller or in any entity owning an interest, directly or indirectly, in Seller to restore a negative capital account or to contribute capital to Seller (or to restore a negative capital account or to contribute capital to any entity owning an interest, directly or indirectly, in Seller), shall at any time be deemed to be the property or an asset of Seller or of any such other partner or member (and neither Buyer nor any of Buyer’s successors or assigns shall have any right to collect, enforce or proceed against or with respect to any such negative capital account or such party’s obligations to restore or contribute). This Section 8.4 shall survive the Closing.
ARTICLE IX.
REAL ESTATE COMMISSION
9.1    Broker Compensation. Seller hereby represents and warrants that the only broker or finder representing Seller in this transaction is CBRE (“Seller’s Broker”). Buyer represents and warrants that there is no broker or finder representing Buyer in this transaction. Seller shall pay to Seller’s Broker (subject to the terms herein) a brokerage commission pursuant to a separate broker commission fee agreement. Said brokerage commissions shall in no event be payable by Seller unless and until the transaction contemplated hereby is closed in accordance with the terms of this Agreement; and if such transaction is not closed for any reason, including, without limitation, any failure of title, or any actual or alleged default by Seller or Buyer, or any termination of this Agreement pursuant to the terms hereof, then such brokerage commission will be deemed not to have been earned and shall not be due or payable by Seller. Without limiting the provisions of Section 11.20 below, Buyer and Seller expressly acknowledge and agree that no broker or finder, including, without limitation, Seller’s Broker, is a party to or a third party beneficiary under this Agreement, and no such broker or finder shall have any rights under this Agreement, either directly, or derivatively through either Seller or Buyer. Except as set forth above with respect to the Seller’s Broker, neither Seller nor Buyer has authorized any other broker or finder to act on their respective behalves in connection with the sale and purchase hereunder, and neither Seller nor Buyer has dealt with any other broker or finder purporting to act on behalf of any party hereto. Buyer hereby agrees to indemnify, defend and hold harmless Seller from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Buyer or on Buyer’s behalf with any broker or finder in connection with this Agreement or the transactions contemplated hereby. Seller hereby agrees to indemnify, defend and hold harmless Buyer from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Seller or on Seller’s behalf with any broker or finder, including, without limitation, Seller’s Broker, in connection with this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary contained herein, this Section 9.1 shall survive the Closing and any breach or termination of this Agreement.
9.2    No Other Broker. Seller and Buyer represent and warrant to each other that they have employed no broker and/or finder other than as set forth in Section 9.1 above.
ARTICLE X.
ASSIGNMENT
10.1    Right of Assignment. Buyer shall not be permitted to assign its rights or obligations under this Agreement without the prior written consent of Seller, which may be given or withheld in Seller’s sole and absolute discretion, provided, however, that without the consent of Seller, Buyer may assign this Agreement to any entity (i) in which Buyer is a member, manager, managing member or general partner and in each case holds at least a twenty-five percent (25%) ownership interest, (ii) that Buyer, directly or indirectly, controls or is controlled by, or (iii) that is, directly or indirectly, under common control with Buyer. Any permitted or approved assignee(s) of Buyer shall deliver to Seller and Escrow Holder, by not later than the date that is five (5) business days prior to the Closing Date, an executed copy of such assignment and the assumption by such assignee(s) of Buyer's obligations hereunder in form and substance reasonably satisfactory to Seller and other evidence substantiating the relationship between Buyer and assignee as reasonably required by Seller. In no event shall the assignment of this Agreement by the original Buyer referenced in the Preamble or any subsequent assignee(s) result in a release or reduction of the obligations of the original Buyer and each assignee hereunder.ARTICLE XI.

MISCELLANEOUS
11.1    Condemnation. Subject to all the terms of this Agreement, in the event that any portion of the Project, which when taken or condemned would reduce the value of the Project by more than One Hundred and Fifty Thousand and 00/100 Dollars ($150,000.00), shall be condemned or become the subject of any pending or threatened condemnation action prior to the Closing, Seller shall promptly notify Buyer thereof and Buyer shall have the right to terminate this Agreement by the delivery of written notice of termination to Seller and Escrow Holder within ten (10) business days after Buyer’s receipt of Seller’s notice (but not later than two (2) business days before the Closing Date, unless such notice is delivered within two (2) business days prior to the Closing Date, in which event Buyer may terminate this Agreement at any time up to and including the Closing Date). If Buyer does not exercise such termination right by timely delivering such written notice of termination to Seller and Escrow Holder, then this Agreement shall remain in full force and effect regardless of such condemnation or threatened or pending action, and the amount of any condemnation award received by Seller prior to Closing shall be applied as a credit against the Purchase Price at the Closing, and any condemnation awards received by Seller on or after the Closing shall be promptly delivered by Seller to Buyer. If Buyer does exercise such termination right, then: (i) this Agreement and the rights of Buyer and Seller hereunder shall terminate and be of no further force and effect except for any surviving obligations; (ii) Escrow Holder shall return the Earnest Money Deposit to Buyer and shall return to each party which placed such items in Escrow all other funds (and any interest thereon) and documents held by Escrow Holder on the date of termination; and (iii) Buyer and Seller shall each bear one-half (1/2) of any Escrow and title cancellation fees. Any condemnation settlement proposed by or to Seller after the End of the Inspection Period and prior to the Closing hereunder must be approved by Buyer, which approval may be granted or withheld by Buyer in Buyer’s sole discretion.
11.2    Damage or Destruction. Subject to all the terms of this Agreement, in the event of any damage to or destruction of the Project prior to the Closing, which in Seller’s good faith estimate will cost less than One Hundred and Fifty Thousand and 00/100 Dollars ($150,000.00), to repair, the Closing shall nevertheless occur as otherwise provided for in this Agreement (and Seller shall have no obligation to repair such damage) except that Seller shall assign to Buyer upon the Closing all insurance proceeds paid or payable to Seller in connection with such occurrence and provide Buyer with a credit against the Purchase Price in the amount of any deductible or any amount not covered by insurance; and if such damage or destruction is the result of an uninsured casualty, which in Seller’s good faith estimate will cost less than One Hundred and Fifty Thousand and 00/100 Dollars ($150,000.00), to repair, then Seller shall provide Buyer with a credit against the Purchase Price in the amount of such estimated cost to repair. In the event of any damage to or destruction of the Project prior to the Closing, which in Seller’s good faith estimate will cost One Hundred and Fifty Thousand and 00/100 Dollars ($150,000.00), or more to repair, Seller shall have no obligation to repair such damage or destruction, but Seller shall promptly notify Buyer of such damage and within ten (10) business days after receipt of such notice (but not later than two (2) business days before the Closing Date), Buyer shall deliver written notice to Seller and Escrow Holder, electing either: (i) to proceed with this transaction and the Closing in accordance with this Agreement notwithstanding such damage or destruction; or (ii) to terminate this Agreement; provided, however, that if such notice is delivered by Seller to Buyer within two (2) business days prior to the Closing Date, then Buyer may elect to proceed or to terminate this Agreement at any time up to and including the Closing Date. If Buyer elects to proceed (and Buyer’s failure to timely deliver such written notice of termination to Seller and Escrow Holder shall be deemed to constitute Buyer’s election to proceed), then Seller shall assign to Buyer upon Closing all insurance proceeds paid or payable to Seller in connection with such occurrence and provide Buyer with a credit against the Purchase Price in the amount of any deductible in the case of an insured loss. If Buyer does exercise such termination right by timely delivering such written notice of termination to Seller and Escrow Holder, then: (i) this Agreement and the rights of Buyer and Seller hereunder shall terminate and be of no further force and effect except for any surviving obligations; (ii) Escrow Holder shall return the Earnest Money Deposit to Buyer and shall return to each party which placed such items in Escrow all other funds (and any interest thereon) and documents held by Escrow Holder on the date of termination; and (iii) Buyer and Seller shall each bear one-half (1/2) of any Escrow and title cancellation fees.
11.3    Attorneys’ and Other Fees. Should either party institute any action or proceeding to enforce or interpret this Agreement or any provision hereof, for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including reasonable attorneys’ and other fees, incurred by the prevailing party in connection with such action or proceeding. The term “attorneys’ and other fees” shall mean and include attorneys’ fees, accountants’ fees, and any and all other similar fees incurred in connection with the action or proceeding and preparations therefor. The term “action or proceeding” shall mean and include actions, proceedings, suits, arbitrations, appeals and other similar proceedings.
11.4    Notices. Any notice, demand, request, covenant, approval or other communication to be given by one party to the other shall be given by personal service, express mail, facsimile, electronic mail (e-mail), Federal Express, DHL or any other similar form of nationally recognized airborne/overnight delivery service, or mailing in the United States mail (certified mail, return receipt requested), addressed to the parties at their respective addresses as follows:

If to Seller:	IRA Holdings II, LLC
c/o IRA Realty Capital, LLC
5000 Birch Street, West Tower, Suite 6000
Newport Beach, California 92660
Attention: Amer F. Elkasm
Telephone: (949) 258-7402
Facsimile: (949) 861-6554
Email: akasm@irarealtycapital.com

With a copy to:	Ghosheh Law Group, A Professional
Corporation
5000 Birch Street, West Tower, Suite 6000
Newport Beach, California 92660
Attention: Nadar R. Ghosheh, Esq.
Telephone: (949) 333-7202
Facsimile: (949) 334-0901
Email: nader@ghoshehlawgroup.com

If to Buyer:	GAHC3 Mount Olympia MOB Portfolio, LLC
c/o Griffin-American Healthcare REIT III, Inc.
18191 Von Karman Avenue, Suite 300
Irvine, California 92612
Attention: Danny Prosky
Telephone: (949) 270-9201
Facsimile: (949) 474-0442
E-mail: dprosky@ahinvestors.com

With a copy to:	Cox Castle Nicholson
2049 Century Park East, 28th Floor
Los Angeles, California 90067
Attention: David P. Lari, Esq.
Telephone: (310) 284-2298
Facsimile: (310) 284-2100
Email: dlari@coxcastle.com
Any such notice shall be deemed to have been given (i) upon delivery, if personally delivered, delivered by any nationally recognized form of airborne/overnight delivery service, emailed, or faxed, or (ii) upon receipt or upon the expiration of three (3) business days, whichever is earlier, if mailed. Either party may change the address at which it desires to receive notice upon giving written notice of such request to the other party. Buyer and Seller, and their respective counsel, hereby agree that notices may be given hereunder by the parties’ respective counsel, and that if any communication is to be given hereunder by Buyer’s or Seller’s counsel, such counsel may communicate directly with all principals, as required to comply with the foregoing provisions.
11.5    Time of Essence. Time is of the essence of this Agreement and each and every term and provision hereof.
11.6    Waiver or Modification. A modification of any provision herein contained, or any other amendment to this Agreement, shall be effective only if the modification or amendment is in writing and signed by both Seller and Buyer. No waiver by any party hereto of any breach or default shall be considered to be a waiver of any other breach or default. The waiver of any condition shall not constitute a waiver of any breach or default with respect to any covenant, representation or warranty.
11.7    Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, successors and assigns. The term “Buyer” as used herein shall mean and include Buyer’s successors and assigns.
11.8    Number and Gender. As used in this Agreement, the neuter includes the masculine and feminine, and the singular includes the plural.
11.9    Governing Law; Venue. This Agreement will be construed and enforced in accordance with the laws of the State of California. The exclusive venue for any action brought shall be any state or federal court in Orange County, California.

11.10    Construction. Headings at the beginning of each Article, Section, and subsection are solely for the convenience of the parties and are not a part of this Agreement. All exhibits attached hereto are hereby incorporated herein by this reference. Unless otherwise indicated, all references herein to Articles, Sections, subsections, paragraphs, subparagraphs or provisions are to those in this Agreement. Any reference to an Article herein includes all Sections thereof and any reference to a Section herein includes all subsections thereof. This Agreement shall not be construed as if it had been prepared by only Buyer or Seller, but rather as if both Buyer and Seller had prepared the same. In the event any portion of this Agreement shall be declared by any court of competent jurisdiction to be invalid, illegal or unenforceable, such portion shall be deemed severed from this Agreement, and the remaining parts hereof shall remain in full force and effect, as fully as though such invalid, illegal or unenforceable portion had never been part of this Agreement. The parties hereto represent that they have been represented and advised by counsel in connection with the negotiation and preparation of this Agreement, and this Agreement shall be deemed to have been drafted jointly by the parties, notwithstanding that one party or the other may have performed the actual drafting hereof. This Agreement shall be construed and interpreted in accordance with the plain meaning of its language, and not for or against either party, and as a whole, giving effect to all of the terms, conditions and provisions hereof. Buyer and Seller hereby acknowledge that they are each represented by counsel and have consulted with and received the advice of their respective counsel with regard to the terms of this Agreement and the performance of the terms and obligations herein.
11.11    Integration of Other Agreements. This Agreement supersedes all previous contracts, correspondence and documentation relating to the sale of the Project. Any oral representations or modifications concerning this Agreement shall be of no force or effect.
11.12    Duplicate Originals; Counterparts. This Agreement may be executed in any number of duplicate originals, all of which shall be of equal legal force and effect. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which shall constitute one and the same instrument. The parties agree that this Agreement shall be deemed validly executed and delivered by a party if a party executes this Agreement and delivers a copy of the executed Agreement to the other party by facsimile, telecopier, or electronic transmittal.
11.13    Non-Waiver of Rights. No failure or delay of either party in the exercise of any right given to such party hereunder shall constitute a waiver thereof unless the time specified herein for exercise of such right has expired, nor shall any single or partial exercise of any right preclude other or further exercise thereof or of any other right.
11.14    Days. The term “days,” as used herein, shall mean actual days occurring, including Saturdays, Sundays and holidays. The term “business days” shall mean days other than Saturdays, Sundays and holidays. If any item must be accomplished or delivered hereunder on a day that is not a business day, it shall be deemed to have been timely accomplished or delivered if accomplished or delivered on the next following business day.
11.15    Incorporation of Exhibits. All schedules and exhibits attached hereto and referred to herein are incorporated in this Agreement as though fully set forth herein. These schedules and exhibits are:

Exhibit "A"	Assignment and Assumption of Land Lease
Exhibit "B"	Assignment and Assumption of Lease
Exhibit "C"	Assignment of Intangible Property
Exhibit "D"	Assignment of Service Contracts
Exhibit "E"	Bill of Sale
Exhibit "F"	Description of Land
Exhibit "G"	Rent Roll
Exhibit "H"	Notice to Tenant
Exhibit "I"	Properties
Exhibit "J"	Deeds
Exhibit "K"	Ground Lessor Estoppel
Exhibit "L"	Post-Closing Escrow Agreement
Schedule 3.1	Building Documents

11.16    IRS Form 1099-S. For purposes of complying with Section 6045 of the Internal Revenue Code of 1986 (“Code”), as amended, Escrow Holder shall be deemed the “person responsible for closing the transaction,” and shall be responsible for obtaining the information necessary to file with the Internal Revenue Service Form 1099 S, “Statement for Recipients of Proceeds From Real Estate, Broker and Barter Exchange Transactions.”
11.17    Further Assurances. Buyer and Seller each agree to execute any and all other documents and to take any further actions reasonably necessary to consummate the transaction contemplated hereby.
11.18    Tax Deferred Exchange. In connection with the transactions contemplated by this Agreement, Buyer and/or Seller may wish to engage in a tax deferred exchange of the Project. Buyer and Seller each agree to reasonably cooperate with the other party in connection with such exchange, provided, however, that (i) the non-exchanging party will not be required to take title to any other real property; (ii) the non-exchanging party shall not incur any additional liability by reason of such exchange; (iii) the exchanging party will indemnify, defend and hold the non-exchanging party harmless for, from and against any claim, demand, cause of action, liability or expense (including attorneys’ fees) in connection therewith, including, without limitation, any increase in escrow fees or charges resulting from such exchange; (iv) the exchanging party acknowledges and agrees and that the non-exchanging party has not made and will not make any representation or warranty as to the effectiveness for tax purposes of any such exchange; and (v) the consummation of such exchange shall not be a condition to the Closing hereunder, and any delay with respect to the consummation of such exchange shall not entitle the exchanging party to extend the date for the Closing hereunder.
11.19    Third Party Beneficiaries. This Agreement is for the benefit of Buyer and Seller and their respective agents, employees, shareholders, officers, directors, managers, members, partners, trustees and successors, and no third party, including, without limitation, no broker or finder, shall be entitled to the benefit of any of the provisions of this Agreement.
11.20    Time. Time is of the essence with respect to all matters set forth in this Agreement. Buyer and Seller agree to act diligently and in good faith.

11.21    Confidentiality. Except as otherwise specifically set forth in Section 11.24 and Section 11.25, Buyer shall not, during the Contract Period, make any public disclosure, including any publication to any person, entity, or other similar form of disclosures, and shall exercise their best efforts not to make any other disclosure, other than as required by law, to any third party, except with the prior written consent of Seller, of any information concerning the Agreement or any of the financial terms and considerations of the underlying transaction, including any information concerning Buyer, Seller, or the Project. Furthermore, Buyer shall exercise its best efforts to require that their respective employees, representatives and agents comply with the foregoing.
11.22    Not an Offer. Seller’s delivery of unsigned copies of this Agreement is solely for the purpose of review by the party to whom delivered, and neither the delivery nor any prior communications between the parties shall in any way imply that Seller is under any obligation to enter the transaction which is the subject of this Agreement. The signing of this Agreement by Buyer constitutes an offer which shall not be deemed accepted by Seller unless and until Seller has signed this Agreement and delivered a duplicate original to Buyer.
11.23    Buyer Represented by Counsel. Buyer hereby represents and warrants to Seller that: Buyer is represented by legal counsel in connection with the transaction contemplated by this Agreement; and Buyer is purchasing the Project for business, commercial, investment or other similar purpose and not for use as Buyer’s residence. Buyer waives any and all rights or remedies it may have or be entitled to, deriving from disparity in size or from any significant disparate bargaining position in relation to Seller.
11.24    Buyer’s Disclosures. Seller acknowledges that it is Buyer’s intention that the ultimate acquirer be a subsidiary of a corporation that is or intends to qualify as a real estate investment trust and that, as such, it is subject to certain filing and reporting requirements in accordance with federal laws and regulations, including but not limited to, regulations promulgated by the Securities and Exchange Commission. Accordingly, and notwithstanding any provision of this Agreement or the provisions of any other existing agreement between the parties hereto to the contrary, following the Closing of the transactions contemplated herein, Buyer may publically file, disclose, report or publish any and all information related to this transaction that may be reasonably interpreted as being required by federal law or regulation. This Section 11.24 shall survive the Closing.
11.25    REIT Status. Seller acknowledges that GRIFFIN AMERICAN HEALTHCARE REIT III is a real estate investment trust (“REIT”). Seller further acknowledges that as a REIT, GRIFFIN AMERICAN HEALTHCARE REIT III is subject to certain filing and reporting requirements in accordance with federal laws and regulations, including, but not limited to, regulations promulgated by the Securities and Exchange Commission. Accordingly, and notwithstanding any provision of this Agreement or the provisions of any other existing agreement between the parties hereto to the contrary, following the Closing of the transactions contemplated herein, Buyer may publically file, disclose, report or publish any and all information related to this transaction that may be reasonably interpreted as being required by federal law or regulation. Seller agrees and acknowledges that Buyer shall have the right to include a copy of this Agreement as an exhibit to the Form 8-K filing with the Securities and Exchange Commission. The provisions of this Section 11.25 shall survive the Closing.

11.26    Non-Solicitation. For the period beginning on the Closing Date and ending on the third (3rd) anniversary of the Closing Date, Seller covenants and agrees that it shall not, nor shall it permit any of its Affiliates, or their successors and assigns, directly or indirectly, to initiate a first call with or solicit any Tenant of the Project for the purpose of leasing space to such Tenant at another property owned, managed, operated or otherwise controlled by Seller or its Affiliates within the Unrestricted Area (as defined below). For the purposes of this Section 11.26, the term (a) “Affiliate” means any corporation, limited liability company, partnership, joint venture or other entity, regardless of how organized or identified, which is directly or indirectly controlled by Seller, and (b) “control” means, when used with respect to any person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled” have correlative meanings. Notwithstanding anything to the contrary herein, Seller shall not be in default of or otherwise subject to the terms of this Section 11.25 in the event that either: (i) a Tenant at the Project initiates the first contact with the Seller or its Affiliates regarding tenancy opportunities at any property owned by Seller or its Affiliates (regardless of where Seller or its Affiliate’s property is located), (ii) the new tenancy with Seller or its Affiliates will not directly result in the applicable Tenant vacating the premises at the particularly Property, or (iii) such leasing to a particular Tenant is outside a five (5) mile radius of the current location of the Property in which the particular Tenant occupies space (the “Unrestricted Area”). This Section 11.26 shall survive the Closing.
11.27    Board Approval. Notwithstanding anything to the contrary contained in this Agreement, Buyer’s obligation to purchase the Project is conditioned upon the approval by the Board of Directors of Griffin-American Healthcare REIT III, Inc. (the “Board”) prior to End of the Inspection Period, which approval may be given or denied in the Board’s sole and absolute discretion. In the event Buyer does not deliver written notice of such Board approval to Seller on or before the End of the Inspection Period, this Agreement shall terminate, the Deposit (less the Independent Consideration) shall be returned to Buyer without any further action required from either Party, and Seller and Buyer shall thereupon be discharged from any further liability to the other arising from this Agreement (except with respect to provisions of this Agreement which recite that they survive termination). Upon Buyer’s delivery of notice to Seller of the Board approval, this condition shall be deemed satisfied and Buyer shall not have any right to terminate the Agreement under this Section 11.27.
11.28    Columbus Property Water and Sewer Charges. Seller will use commercially reasonable efforts to deliver to Buyer at Closing a paid receipt for water and sewer from the municipal authority responsible for the same if unpaid water and sewer charges constitute a lien against the Columbus Property.
11.29    Olympia Fields Property Inspection. Seller will request an inspection of the Olympia Fields Property by the Village of Olympia Fields, Illinois Building Department (“Village”) at least 10 days prior to the Closing and shall use commercially reasonable efforts to deliver to Buyer on or before the Closing Date a written approval from the Village as to the Olympia Fields Property not being in violation.
[Signatures Appear of Following Pages]

IN WITNESS WHEREOF, Buyer and Seller have executed this Agreement as of the date first above written.

"Seller"	IRA Holdings II, LLC
a Delaware limited liability company

Net Lease Income Fund I, LLC
Its: Managing Member

IRA Realty Capital, LLC
Its: Manager

By: /s/ Samir Patel
Name: Samir Patel
Its: Managing Member

IRA MOUNT DORA, LLC
a Delaware limited liability company

IRA Medical Partners, LLC
Its: Managing Member

IRA Capital Advisors, LLC
Its: Manager

By: /s/ Samir Patel
Name: Samir Patel
Its: Managing Member

IRA MT. CARMEL, LLC
a Delaware limited liability company

IRA Medical Partners, LLC
Its: Managing Member

IRA Capital Advisors, LLC
Its: Manager

By: /s/ Samir Patel
Name: Samir Patel
Its: Managing Member

"Buyer"	GAHC3 Mount Olympia MOB Portfolio, LLC
a Delaware limited liability company

By: Griffin-American Healthcare REIT III
Holdings, LP, a Delaware limited partnership
Its Sole Member,

By: Griffin-American Healthcare REIT III,
Inc., a Maryland corporation
Its General Partner

By: /s/ Danny Prosky
Danny Prosky
President and Chief Operating
Officer

ESCROW HOLDER’S RECEIPT
The undersigned, as Escrow Holder, hereby acknowledges receipt of the foregoing Escrow Instructions, accepts said escrow account, and agrees to carry out said Escrow Instructions and hold and dispose of the funds and documents deposited in said account in accordance with such instructions.

Dated: October 15, 2014	FIRST AMERICAN TITLE

By: /s/ Brian M. Serikaku
Printed Name: Brian M. Serikaku
Its: Escrow Officer

Escrow No:	NCS-696368-LA2
Escrow Officer:	Brian M. Serikaku
Telephone No.:	(213) 271-1774
Fax No.:	(877) 398-1603
Title Officer:	Valerie Curry
Title Order No.:	NCS-696368-01, 02, 03
Telehpone No.:	(213) 271-1731
Fax No.:	(877) 398-1601

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